As filed with the Securities and Exchange Commission on August 4, 2005
Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEASONS BANCSHARES, INC.
(Name of Small Business Issuer in its charter)

GEORGIA	6021	58-2633700
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

336 Blue Ridge Street
Blairsville, Georgia 30514
(706) 745-5588
(Address, and telephone number of principal executive offices)

Copies to:
DAVID K. GEORGE	KATHRYN KNUDSON, ESQ.
SEASONS BANCSHARES, INC.	POWELL GOLDSTEIN LLP
336 BLUE RIDGE STREET	One Atlantic Center
BLAIRSVILLE, GEORGIA 30514	Fourteenth Floor
(706) 745-5588	1201 West Peachtree Street, N.W.
(Name, address, and telephone number	Atlanta, Georgia 30309-3488
of agent for service)	(404) 572-6952

Approximate date of proposed sale to the public: As soon as practicable after the date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE:
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $1.00 par value	387,500	$12.00	$4,650,000	$547.30

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS DATED AUGUST 4, 2005; SUBJECT TO COMPLETION

387,500 shares
SEASONS BANCSHARES, INC.
Common Stock

If you held our common stock on _______, 2005, you will receive subscription rights to purchase additional shares for a subscription price of $12.00 per share. You will receive .424 subscription rights for every one share of common stock that you held on such date, rounded up to the nearest whole number. Each subscription right entitles you to purchase one share of common stock at the subscription price. The number of subscription rights allocated to you is based on the percentage of voting stock you own on the record date. These subscription rights represent your pro rata portion of the $4,650,000 in new equity capital we propose to raise in this rights offering. There is no minimum number of shares that must be subscribed for by our shareholders in the offering.

Record shareholders will be entitled to exercise their subscription rights through 5:00 p.m. EST on _______, 2005. We can extend the subscription period, but in no event will the subscription period be extended beyond _______, 2005. We do not currently anticipate extending the subscription period. Subscription rights not exercised by the end of the subscription period will expire and have no value. The subscription rights are not transferable, except by operation of law. Once you exercise your subscription rights, you may not revoke or change the exercise, even if you later change your mind.

We will not issue fractional subscription rights or fractional shares, and you may not exercise your subscription rights other than in whole numbers. If the number of shares of common stock you held on the record date would result in your receipt of fractional subscription rights, the number of subscription rights issued to you has been rounded up to the nearest whole number.

If shares remain available at the end of the subscription period, our Board of Directors, in its sole discretion, has reserved the right to accept additional subscriptions from existing shareholders or new subscriptions from first-time investors in our common stock. Any offering to new investors is scheduled to end on _______, 2005. However, we may extend this offering without notice to subscribers until _______, 2005. If we accept subscription agreements from new investors, their minimum purchase will be 1,000 shares, or $12,000. The maximum purchase for new investors will be 60,000 shares or $720,000. We reserve the unilateral right to reject or reduce any subscription made by a new investor, or to waive these limits and accept subscriptions for more or fewer shares.

Our directors and executive officers will be marketing our common stock on a best-efforts basis and will not receive any commissions for sales they make. Because this is a best-efforts offering, there is no guarantee that all of the offered shares will be sold. There is no minimum number of shares that must be sold in order to close the offering.

Investing in our common stock involves risks, which are described in the “Risk Factors” section beginning on page 8 of this prospectus.

	Per Share	Total
Public price	$12.00	$4,650,000
Proceeds to us, before expenses	$12.00	$4,650,000

Our common stock is not traded on any securities exchange or quotation system, and as a result, it may be difficult for you to resell your shares.

The shares of common stock offered are not deposits, savings accounts, or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2005

CAUTIONARY NOTE ABOUT
FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information about possible or assumed future results of our operations or our financial performance. Forward-looking statements may also include information regarding our future plans and objectives. Forward-looking statements are based on the belief of our management, as well as assumptions they have made and information currently available to them. Words such as “expect,”“estimate,”“anticipate,”“believe” and other similar expressions are intended to identify forward-looking statements.

The cautionary statements in the “Risk Factors” section and elsewhere in this prospectus identify important factors and possible events, which involve risks and uncertainties, that could cause actual results to differ materially from those contained in the forward-looking statements. If you are interested in purchasing shares of the common stock, you should carefully consider these risk factors, as well as factors discussed elsewhere in this prospectus, before making a decision to invest in the common stock.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

What are the subscription rights and to what do they entitle me?

The subscription rights give you the opportunity to purchase additional shares of common stock for $12.00 per share. As of July 2, 2005, the last trade of which management was aware took place at $15.00 per share.

If you owned our common stock as of 5:00 p.m. on _______, 2005, you will receive .424 subscription rights for every one share of common stock owned by you at that time. Each subscription right entitles you to purchase one share of common stock at the subscription price. For example, if you owned 100 shares of common stock on the record date, you would have the right to purchase 43 additional shares (100 shares multiplied by .424 and rounded to the nearest whole number) of common stock for $12.00 per share.

The aggregate number of subscription rights you are entitled to receive, if exercised by you in full, represents your pro rata portion of the $4,650,000 in additional equity capital we are seeking to raise. Your pro rata portion is based on the number of shares of common stock you owned on the record date. There is no minimum number of shares that must be subscribed for by shareholders in the rights offering.

Will I receive fractional rights or shares?

No. We are not issuing fractional subscription rights or shares, and you may not exercise your subscription rights in fractional amounts. If the number of shares of common stock you held on the record date would result in your receipt of fractional subscription rights, the number of subscription rights distributed to you has been rounded up to the nearest whole right.

Why is Seasons distributing the subscription rights and offering stock?

We are distributing the subscription rights to purchase common stock to satisfy the capital ratios required of us by our regulators and to support our future growth. We are required to maintain ratios of Total Capital (to risk-weighted assets) of 8.0% and Tier 1 Capital (to adjusted quarterly average total assets) of 4.0% (the “Capital Ratios”). We believe that raising $4,650,000 will enable us to maintain Capital Ratios that satisfy regulatory requirements and provide additional capital to support the growth of Seasons Bank (the “Bank”).

We are distributing the subscription rights to give all our shareholders the opportunity to participate in our issuance of up to $4,650,000 in additional equity in proportion to their ownership interest in our common stock. The rights offering affords our existing shareholders an opportunity to subscribe for new shares of common stock at the same price per common share as directors and management officials paid in a private offering, and to maintain their proportionate interest in Seasons. In addition, since no underwriting or sales commission will be paid in respect of the shares purchased in the rights offering, we believe the rights offering will be a low-cost method for raising additional capital.

How did Seasons arrive at the $12.00 price per share?

Our board of directors determined the subscription price of $12.00 per share in the rights offering based on a number of factors, including:

•	our need for capital to maintain regulatory capital ratios;

•	our desire to offer shares at a price that would be attractive to investors relative to the current trading price of our common stock;

•	a review of prior rights offerings by other public companies, including the range of discounts to market value represented by the subscription prices in those rights offerings;

•	an appraisal of the current value of our common stock conducted by Performance Consulting Group, Inc.;

•	the likely cost of capital from other sources;

•	the historic and current market price of our common stock;

•	our business prospects;

•	our operating history; and

•	the liquidity of our common stock.

The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition or any other established criteria for fair value. You should not consider the subscription price as an indication of the fair value of our common stock. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

Will the board of directors and management participate in the rights offering?

Our directors and executive officers have indicated that they intend to purchase at least 44,362 shares in the offering. When the offering is complete, if we sell all of the shares offered, our directors and executive officers will own at least 30.2% of our outstanding shares.

Has the board of directors made a recommendation regarding the rights offering?

The board of directors is not making any recommendation about whether or not you should exercise any subscription rights. You should make your own decision as to whether or not to exercise your subscription rights and, if so, how may subscription rights to exercise. You should make this decision only after reading this entire prospectus and consulting with your own financial advisors. Your decision should be based upon your own assessment of your best interests.

How soon must I act?

The subscription rights expire on _______, 2005, at 5:00 p.m. EST. We must actually receive all required documents and payments before that date and time. We recommend that you send all of your subscription documents, together with payment of the subscription price, to us several days in advance of the expiration date.

If any subscription rights are not exercised by _______, 2005, we may accept subscriptions from existing shareholders and new investors for additional shares. Investors interested in acquiring such shares may submit a subscription agreement at any time; however, we will not accept such subscriptions until the expiration of the subscription rights period on _______, 2005. Assuming shares remain unsold, the offering will be kept open until _______, 2005. However, we reserve the right to extend the offering until _______, 2005, without notice to subscribers.

May I transfer my subscription rights of the shares to which they relate?

No. The subscription rights are nontransferable, even by gift. However, subscription rights may be transferred by will, devise or operation of law in the case of death, dissolution, liquidation, or bankruptcy of the holder or pursuant to an order of an appropriate court. Upon exercise of the subscription rights, the issued shares will be fully registered and freely transferable.

Will I be entitled to an over-subscription privilege?

While no shareholder is entitled to an over-subscription privilege in the rights offering, our Board of Directors may take such interest into consideration. To the extent that shares of common stock are not subscribed for in this offering, our Board of Directors may, in its sole discretion, accept subscription agreements for such shares from existing shareholders as well as new investors. The Board presently intends to accept all subscription agreements for additional shares from existing shareholders prior to accepting any subscription agreements from potential new investors.

Am I required to participate in the rights offering?

No. You are not required to exercise any subscription rights, purchase any new shares, or otherwise take any action in response to this rights offering.

What will happen if I do not exercise my subscription rights?

If you do not exercise any subscription rights, the number of shares you own will not change, but your percentage ownership of our total outstanding common stock will decline following the rights offering. There is no minimum number of shares in the aggregate that must be subscribed for by shareholders in this rights offering.

If we accept subscription agreements from new investors, the minimum purchase for new individual investors will be 1,000 shares. The maximum purchase for new investors will be 60,000 shares. We reserve the unilateral right to reject or reduce any subscription made by a new investor, or to waive these limits and accept subscriptions for more or less shares.

Is there risk in owning our common stock?

Yes. Exercising your subscription rights means making a decision to purchase additional shares of our common stock. You should carefully consider this decision as you would any other equity investment. Among other things, you should carefully consider the risks described under “Risk Factors” beginning on page 8 of this prospectus.

How do I exercise my rights?

You must properly complete and sign the enclosed subscription agreement and deliver it, together with payment in full for the subscription rights you are exercising, to us before expiration of the subscription period. For the address to which the subscription agreement should be mailed and payment forwarded, see “The Rights Offering - How to Subscribe” on page 15.

If you hold your shares of common stock through a broker, dealer or other nominee, then your broker, dealer or other nominee is the record holder of the shares you own. This record holder must exercise the subscription rights on your behalf for shares you wish to purchase. Therefore, you will need to have your broker, dealer or other nominee act for you. If you wish to participate in the rights offering and purchase new shares, please contact the record holder of your shares. To indicate your decision with respect to your subscription rights, you should follow the instructions provided by your broker, dealer or other nominee. You should receive these instructions from the record holder with the other rights offering materials.

What fees or charges apply if I purchase shares?

We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise your subscription rights. If you exercise subscription rights through a record holder of your shares, you are responsible for paying any fees that the record holder may charge you.

When will the shares be issued?

Shares of common stock purchased in this offering will be issued as soon as practicable after the acceptance of subscription agreements.

What should I do if I have other questions?

If you have questions, need additional copies of offering documents, or otherwise need assistance, you should contact our Acting Chief Executive Officer, Mr. David K. George, at (706) 745-5588. We also file annual and quarterly reports and other information with the Securities and Exchange Commission. You may obtain copies of these reports by contacting us or the Securities and Exchange Commission as described in “Where You Can Find Additional Information About Us” on page 60.

SUMMARY

This summary does not contain all the information you should consider before investing in the common stock. You should read carefully the entire prospectus. Unless otherwise indicated, all references to “Seasons,”“we,”“us,” and “our” in this prospectus refer to Seasons Bancshares, Inc. and its subsidiary, Seasons Bank.

Seasons Bancshares, Inc. is a bank holding company located in Blairsville, Georgia. Our wholly-owned subsidiary, Seasons Bank (the “Bank”), was organized under the laws of the State of Georgia and opened for business in January 2003. The Bank currently offers commercial and consumer banking services to individuals and small- to medium-sized business located primarily in the Union County area of northern Georgia. As of March 31, 2005, the Bank’s assets totaled $58.5 million, net loans totaled $47.1 million, and deposits totaled $46.7 million. The address and telephone number of our principal executive offices are:

Seasons Bancshares, Inc.
336 Blue Ridge Street
Blairsville, Georgia 30514-6619
(706) 745-5588

Market Opportunity

Our primary market area is the northern Georgia market of Union County, including Blairsville, Blue Ridge, and the surrounding municipalities. Within this market, the Bank emphasizes providing high-quality, personalized services to individuals and businesses that prefer community-oriented banking.

The Offering

The Subscription Rights
If you were a record holder of our common stock at the close of business on _______, 2005, you will receive .424 subscription rights for every one share of common stock you held of record as of that date. The total number of rights that shareholders of record will receive will be rounded up to the nearest whole number.

Price per Share	The price is $12.00 per share, payable by check or money order.

Use of Proceeds
The net proceeds from this offering are expected to be approximately $4,520,000 after subtracting the expenses of the offering. We will use these proceeds to provide working capital, to maintain the Capital Ratios and to support the continued growth of the Bank.

Common Stock we are Offering	387,500 shares of common stock.

Shares of Common Stock Outstanding
As of August 1, 2005, we had 913,834 shares of common stock outstanding. Assuming all of the offered shares are sold, a total of 1,301,334 shares of common stock will be outstanding after consummation of the offering.

The calculation of outstanding shares excludes:

• 264,002 shares issuable upon the exercise of outstanding warrants and options as of August 1, 2005 at a weighted exercise price of $10.00 per share; and

• 93,229 shares as of August 1, 2005 that we may issue under our stock option plans.

Non-transferability of Rights	The subscription rights may not be transferred or sold.

Expiration of Rights	The subscription rights expire at 5:00 p.m. EST on _______, 2005, or such later time as we may extend the rights offering, but no later than _______, 2005.

Unexercised Rights
The Board of Directors may, in its sole discretion, offer shares that were not subscribed for during the rights offering from existing shareholders who wish to purchase additional shares or new investors. We may accept subscriptions until 5:00 p.m. EST on _______, 2005, or such later time as we may extend the offering, but no later than _______, 2005.

No Revocation	Once you have exercised your subscription rights or submitted a subscription agreement, you may not change or revoke your exercise or subscription agreement.

Summary Consolidated Financial Data

The following table sets forth summary historical financial data from our consolidated financial statements and should be read in conjunction with those financial statements, including the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 21. The summary consolidated financial data as of December 31, 2004 and for the two years then ended is derived from our audited financial statements and notes, which appear elsewhere in this prospectus. The summary consolidated financial data as of March 31, 2005 and for the three months then ended is derived from our unaudited financial statements and notes, which also appear elsewhere in this prospectus.

	As of and for the Three Months Ended	As of and for the Years Ended December 31,
	March 31, 2005	2004	2003
	(in thousands, except share and per share data)
Balance Sheet Data:
Securities available for sale	$6,475	$6,617	$7,745
Loans, net	47,082	41,757	19,299
Total assets	58,523	54,571	37,822
Deposits	46,681	47,780	30,506
Total shareholders’ equity	6,471	6,610	7,162

Average Balances:
Loans	43,854	32,980	9,961
Earning assets	50,964	41,792	24,291
Assets	54,705	45,331	25,194
Deposits	46,260	38,157	17,838
Shareholders’ equity	6,529	6,722	7,269

Results of Operations:
Net interest income	530	1,636	514
Provision for loan losses	71	303	271
Other income	33	94	31
Other expenses	582	1,934	1,466
Net (loss) earnings	(90)	(506)	(1,192)

Per Share Data:
Net (loss) earnings per share	(0.10)	(0.55)	(1.30)
Diluted (loss) net earnings per share	(0.10)	(0.55)	(1.30)

Key Performance Ratios:
Return on average equity	(5.51)%	(7.53)%	(16.40)%
Return on average assets	(0.66)%	(1.12)%	(4.73)%
Average equity to average assets	11.93%	14.83%	28.85%
Average loans to average deposits	94.80%	86.43%	55.84%
Net interest margin	4.23%	3.92%	2.12%

RISK FACTORS

An investment in the common stock involves a significant degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in the common stock.

The following paragraphs describe the risks that we believe are material to your decision to invest in our common stock. You should also read carefully the cautionary statement preceding the Risk Factors regarding our use of forward-looking statements in this prospectus.

The shares of common stock offered through this prospectus are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency.

We have experienced losses and have an accumulated deficit.

We experienced a net loss of $505,841 during 2004 and a pre- and after-tax loss of $89,754 in the first quarter of 2005. We also had an accumulated deficit of $2,394,353 at March 31, 2005. To become profitable, we must increase our net interest income and non-interest income above existing levels. While management believes it will increase these revenues sufficiently to offset anticipated increases in expenses in the next twelve months, no assurances can be given that such increase will occur, and we will experience continued losses if we are unable to increase revenues sufficiently.

Our allowance for loan losses may be insufficient to absorb probable losses in our loan portfolio.

Lending money is a substantial part of our business. However, every loan we make carries a risk that it will not be repaid in accordance with its terms or that any underlying collateral will not be sufficient to assure repayment. During 2004, we provided $302,500 for loan losses, but also charged off $34,835 in loans. In the first quarter of 2005, we provided $71,000 for loan losses, but also charged off $15,000 in loans. At March 31, 2005, our allowance for loan losses represented 1.25% of our total loans and 1,293% of our total non-performing loans. If our loan losses exceed our allowance for probable loan losses, our business, financial condition and profitability may suffer. See “Management’s Discussion and Analysis - Provision and Allowance for Loan Losses” on page 33.

We have an acting chief executive officer and are seeking a permanent chief executive officer.

On March 28, 2005, our chief executive officer resigned, and we appointed David K. George as acting chief executive officer. Mr. George was serving as our president prior to the resignation. We are actively seeking a new chief executive officer. Consequently, we can neither provide our investors with any pertinent information about our chief executive officer, nor can we evaluate his or her future performance, as would be customary in a similar prospectus. If our new chief executive officer is unable to successfully manage and grow the business, our business, financial condition and profitability may suffer. We believe each member of our senior management team is important to our success and the unexpected loss of any of these persons could impair our day-to-day operations as well as our strategic direction. Our senior management team includes:

•	David K. George, President and Acting Chief Executive Officer

•	Nita Elliott, Chief Financial Officer

•	P. Darrin Sparks, Senior Lender

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations” on page 21and “Management” on page 45.

If you do not participate in this rights offering or do not exercise all of your subscription rights, you may suffer dilution of your percentage ownership of our common stock.

This rights offering is designed to enable us to raise capital while allowing all shareholders on the record date to avoid or limit dilution of their ownership interest in Seasons. To the extent that you do not exercise your subscription rights and shares are purchased by other existing or new shareholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be disproportionately diluted.

Our common stock may trade at prices below the subscription price.

The subscription price was determined by our board of directors based on a number of factors, including our need for capital to meet regulatory capital ratios, the appraisal of Performance Consulting Group, Inc., our desire to offer shares at a price that would be attractive to investors relative to the current trading price of our common stock, and a review of prior rights offerings by other public companies, including the range of discounts to market value represented by the subscription prices in those rights offerings. The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition or any other established criteria for fair value. You should not consider the subscription price as an indication of the fair value of our common stock.

Our ability to pay dividends is restricted by federal policies and regulations, and we do not intend to pay dividends for the foreseeable future.

Federal Reserve Board policy and the Georgia Department of Banking and Finance (the “GDBF”) regulations restrict our ability to pay dividends, and we cannot assure that we will pay dividends on our common stock in the future. Federal Reserve Board policy states that bank holding companies should pay cash dividends on common stock only out of net income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. The policy provides that a bank holding company should not maintain a level of cash dividends that undermines its ability to serve as a source of strength to its banking subsidiaries. Our ability to declare and pay dividends on the common stock depends upon our earnings and financial condition, our liquidity and capital requirements, the general economic and regulatory climate and other factors our Board of Directors deems relevant. Based on its perception of the growth opportunities available to us, our board of directors does not anticipate that it would be in our best interest to pay cash dividends in the foreseeable future.

Our principal source of funds to pay dividends is cash dividends that we receive from our subsidiary, Seasons Bank. The GDBF regulates the Bank’s dividend payments and must issue prior approval of dividend payments if the total of all dividends declared by the Bank’s board of directors in any year will exceed 50% of the Bank’s net profits for that year. See “Supervision and Regulation - Payment of Dividends” on page 54.

We may require additional capital in the future, which may not be available or may only be available on unfavorable terms.

We believe that the net proceeds of the offering, if fully subscribed, will be sufficient to satisfy the Bank’s capital requirements, as currently planned for the next 24 months. If we are unable to sell all of the shares in this offering, or if our projections are incorrect, we may be required to raise additional capital. If additional capital is needed, there can be no assurance that it will be available when desired or on such terms as we may find acceptable. Future efforts to raise capital through the sale of securities could reduce the proportionate interest of our shareholders.

It may be difficult for you to sell your shares of common stock because there is not a public trading market for our common stock.

There is not a public trading market for our common stock and an active trading market may never develop. As a result, you may not be able to resell your shares at the price or time that you desire.

Because we have a limited operating history, it is difficult to assess reliably the quality of our loan portfolio and other operating results.

We opened the Bank in January 2003, and as a result we have a limited operating history upon which investors can base an evaluation of our future performance. Therefore, it is difficult to assess reliably the quality of our loan portfolio or evaluate or anticipate our operating results generally. Our past performance does not necessarily indicate future success.

An economic downturn, especially in northern Georgia, could have an adverse effect on the quality of our loan portfolio and our financial performance.

Economic recession over a prolonged period or other economic problems in Union County, Georgia, or in our state or nation generally could have a material adverse impact on the quality of our loan portfolio and the demand for our products and services. For example, a downturn in the local economy could make it more difficult for borrowers to repay their loans, which could lead to loan losses, resulting in a reduction in our net income and profitability.

Our executive officers and directors own a significant portion of our outstanding common stock and may be able to control the outcome of corporate actions that require shareholder approval.

Our directors and executive officers will have the right to purchase approximately 99,520 shares of common stock in this offering. After this offering and assuming all subscription rights are exercised, our directors and executive officers will beneficially own or control 498,232 shares, including shares subject to exercisable warrants and options, representing approximately 34.0% of our outstanding common stock. As a result, our directors and executive officers could exercise significant control over matters requiring shareholder approval, including the election of directors or a change in control of our company. See “Principal Shareholders and Stock Ownership of Management” on page 44.

We will have immediate access to all funds, but we are not likely to realize an immediate increase in our return on equity.

We are not required to sell a minimum number of shares in order to close this offering, and your subscription for shares will be binding upon, and irrevocable by, you when you submit it. As a result, we will have immediate access to all funds collected with subscriptions we receive and accept. Even though we will have collected these funds, however, our return on equity is not likely to increase until we have applied them to specific activities that produce a return on our investment. We intend to use the proceeds of this offering for general corporate purposes, which may include, among other things, our working capital needs and investments in our subsidiary bank to support its growth. Until we are able to deploy the capital in higher yielding assets, we will temporarily invest in liquid short-term securities.

Unexpected changes in interest rates may decrease our net interest income.

If we are unsuccessful in managing interest rate fluctuations, our net interest income could decrease materially. Our operations depend substantially on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. Like most depository institutions, our earnings and net interest income are affected by changes in market interest rates and other economic factors beyond our control.

Industry competition may have an adverse effect on our profitability.

Competition in the banking and financial services industry is intense, and our profitability depends upon our continued ability to compete in our market area. We compete with national, regional and community banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally and elsewhere. In addition, because the Gramm-Leach-Bliley Act now permits banks, securities firms and insurance companies to affiliate, a number of larger financial institutions and other corporations offering wider variety of financial services than we currently offer could enter and aggressively compete in the market we currently serve. Many of these competitors have substantially greater resources, lending limits and operating histories than we do and may offer services that we do not or cannot provide.

Government regulation may have an adverse effect on our profitability and growth.

Bank holding companies and banks are subject to extensive state and federal government supervision and regulation. Changes in state and federal banking laws and regulations or in federal monetary policies could adversely affect our ability to maintain profitability and continue to grow. For example, new legislation or regulation could limit the manner in which we may conduct our business, including our ability to obtain financing, attract deposits, make loans and achieve satisfactory interest spreads. Many of these regulations are intended to protect depositors, the public and the FDIC, not shareholders. In addition, the burden imposed by federal and state regulations may place us at a competitive disadvantage compared to competitors who are less regulated. The laws, regulations, interpretations and enforcement policies that apply to us have been subject to significant, and sometimes retroactively applied, changes in recent years, and may change significantly in the future. Future legislation or government policy may also adversely affect the banking industry or our operations. See “Supervision and Regulation” on page 48.

THE RIGHTS OFFERING

General

We are offering for sale a maximum of 387,500 shares of Seasons common stock at a price of $12.00 per share. The shares will be offered first to existing shareholders of Seasons. As described below, each holder of Seasons common stock as of the record date, _______, 2005, will have a right to purchase .424 shares of our common stock for every one share held on such date. Shareholders who wish to exercise their subscription rights must do so before 5:00 p.m. EST _______, 2005. Shareholders may purchase any amount of their portion of pro rata shares in the offering.

Shareholders may subscribe to purchase additional shares if other shareholders fail to fully exercise their subscription rights. We reserve the right, in our sole discretion, to accept subscription agreements from new investors if any shares remain available when the rights offering is complete. The subscription rights may not be transferred or sold.

The subscription rights will be evidenced by a Subscription Rights Exercise Form, which is being distributed to our record holders with the delivery of this prospectus as Appendix A. Record shareholders desiring to purchase shares in excess of their subscription rights may indicate so on either the Subscription Rights Exercise Form (Appendix A) or the Purchase Agreement Form (Appendix B). New investors wishing to purchase any shares available after completion of the rights offering should complete the Purchase Agreement Form distributed with this prospectus as Appendix B.

If we accept subscription agreements from new investors, their minimum purchase will be 1,000 shares. The maximum purchase for new investors will be 60,000 shares. We reserve the unilateral right to reject or reduce any subscription made by a new investor, or to waive these limits and accept subscriptions for more or fewer shares.

Allocation of Shares

Subscription Rights. Shares will be offered first to existing shareholders of Seasons as of the record date, _______, 2005, on a pro rata basis. In light of offering 387,500 shares, you will receive .424 subscription rights for every one share of Seasons common stock that you held as of that date. We will not issue fractional subscription rights or pay any cash for fractional subscription rights. Instead, the total number of subscription rights record holders of our stock will receive will be rounded up to the nearest whole number.

A depository bank, trust company, or securities broker-dealer or similar intermediary holding shares of common stock on the record date for more than one beneficial owner may, upon proper showing to Seasons, exchange its Subscription Rights Exercise Form to obtain multiple Subscription Rights Exercise Forms for the number of subscription rights to which each such beneficial owner would have been entitled had each been a holder on the record date.

Example: You held 1,000 shares of Seasons common stock on the record date. For every share of Seasons common stock that you held, you have .424 subscription rights. Each subscription right entitles you to buy one share of Seasons common stock in this offering. Consequently, your subscription rights entitle you to purchase 424 shares (1,000 shares multiplied by .424) of common stock at $12.00 per share.

Remaining Shares. We do not expect all Seasons shareholders to exercise their full subscription rights and purchase their entire pro rata portion of shares in this offering. If shares remain after the subscription period, we may, in our sole discretion, accept additional subscriptions from existing shareholders and from new investors through a general public offering. If you are an existing shareholder and wish to purchase more shares than your subscription rights allow, you may indicate this desire under the “Additional Subscription” section of your Subscription Rights Exercise Form, attached as Appendix A, or by completing a Purchase Agreement Form, attached as Appendix B.

If we accept subscription agreements from new investors, their minimum purchase will be 1,000 shares. The maximum purchase for new investors will be 60,000 shares. We reserve the unilateral right to reject or reduce any subscription made by a new investor, or to waive these limits and accept subscriptions for more or fewer shares.

Furthermore, we reserve the unilateral right to close the offering at any time after 5:00 p.m. EST on _______, 2005. If the offering is oversubscribed, in determining which subscriptions to accept or reduce or whether to waive the minimum share purchase requirements, we may take into account any factors we consider relevant, including whether the subscriber is an existing shareholder, the order in which subscriptions were received, and a subscriber’s potential to do business with us. Rejected subscriptions will be returned to the subscriber without interest.

If shares remain available in the offering after the expiration of the subscription rights, we will accept subscription agreements to purchase shares until 5:00 p.m. EST on _______, 2005, unless we sell all of the shares earlier or otherwise terminate or extend the offering. Your subscription will be binding and may not be revoked without our consent once we have received your subscription check or money order. We reserve the unilateral right to terminate this offering at any time or to extend the offering without notice to subscribers for up to a single 90-day period, or not later than _______, 2005.

Determination of Offering Price

We believe that the $12.00 per share offering price meets our objection of raising sufficient capital in this offering while providing existing shareholders of Seasons with an opportunity to make an additional investment in our company. Our board of directors chose the $12.00 per share offering price based on a number of factors, including:

•	our need for capital to maintain regulatory capital requirements;

•	our desire to offer shares at a price that would be attractive to investors relative to the current trading price of our common stock;

•	a review of recent rights offerings by other public companies, including the range of discounts to market value represented by the subscription prices in those rights offering;

•	an appraisal of our common stock by Performance Consulting Group, Inc.

•	the likely cost of capital from other sources;

•	the historic and current market price of our common stock;

•	our business prospects;

•	our operating history; and

•	the liquidity of our common stock.

The offering price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition or any other established criteria for fair value. The $12.00 offering price should not be considered an indication of the actual or fair value of our common stock. We cannot assure you that the market price of our common stock will not decline during or after this offering. We also cannot assure you that you will be able to sell shares of our common stock purchased in this offering at a price equal to greater than $12.00 per share.

Non-Transferability of Subscription Rights

The subscription rights are non-transferable and non-assignable, except by operation of law. Only record date security holders of Seasons, or the beneficial interest of such record holder, may exercise the subscription rights.

Notice to Nominee Holders

If you are a broker, dealer or other nominee who holds shares of Seasons common stock for the account of others as a nominee holder, you should notify the respective beneficial owners of such shares of this offering as soon as possible to determine such beneficial owners’ intentions with respect to this offering. You should obtain instructions from the beneficial owner with respect to such owner’s subscription rights. If the beneficial owner so instructs, you should complete the appropriate Subscription Rights Exercise Form and submit it in accordance with the instructions under “How to Subscribe” below.

Beneficial Owners Who Are Not Record Holders

If you are a beneficial owner of shares of Seasons common stock that you hold through a nominee holder, we will ask your broker, dealer or other nominee to notify you of this offering. If you wish to subscribe for shares in this offering, you will need to have your broker, dealer or other nominee act for you. You should receive from your broker, dealer or other nominee a form through which you may notify your nominee of your decision with respect to subscribing for shares in this offering.

Plan of Distribution

This offering is being made to the public through Seasons’ executive officers. No commissions or other sales compensation will be paid to any of Seasons’ officers in connection with this offering. If necessary, we may engage one or more NASD member firms to provide marketing and assistance solely in connection with the offering of shares to new investors or where required by state securities laws. These firms will be under no obligation to purchase or sell any specific number of dollar amount of shares. In connection with these services, we may pay a fee as well as a commission to the member firms for shares purchased in the offering.

If any agent, broker/dealer or underwriter is engaged to help sell the offering, we will file a post-effective amendment naming such entity and disclosing the compensation arrangements before any additional sales can occur.

Purchases by Current Directors and Executive Officers

Our current directors and executive officers currently own approximately 37.0% of Seasons, on a fully diluted basis, and are entitled to purchase approximately 99,520 shares, or 25.7% of the shares that may be issued in this offering. Assuming all shareholders purchase their full pro rata portion of the offering, the combined ownership of our common stock by our directors and executive officers will represent approximately 34.0% of our outstanding shares on a fully diluted basis. Because of their ownership position in Seasons, these directors and officers together may be able to significantly influence the outcome of director elections or block a significant transaction that might otherwise be approved by the shareholders. See “Description of Capital Stock - Important Provisions of our Articles of Incorporation and Bylaws” on page 57.

Regulatory Limitations

If you become the beneficial owner of 5% or more of the Seasons common stock after this offering, you will become subject to the filing requirements of Section 13(d) or 13(g) of the Securities Exchange Act of 1934. Further, if you would beneficially own 10% or more of the Seasons common stock after this offering, you may be required to provide financial information to, or seek the prior approval of, state and federal banking regulators. We may reject subscriptions and will not be required to issue shares of common stock in this offering to any person who, in our opinion, would be required to obtain prior clearance or approval from any state or federal bank regulatory authority to own or control such shares if, when we plan to close this offering, such clearance or approval has not been obtained or any required waiting period has not been obtained prior to the closing of this offering. We do not expect that any existing Seasons shareholders will need prior approval of the banking regulators to exercise their full subscription right.

State Securities Laws

This offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor are we accepting any offers from you to purchase any shares of our common stock if you are a resident of any such state or other jurisdiction. We may delay the commencement of the offering in particular states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. It is not anticipated that there will be any change in the terms of the offering. In our sole discretion, we may decline to make modifications to the terms of the offering requested by particular states or other jurisdictions, in which case security holders or individuals who live in those states or jurisdictions will not be eligible to participate in the offering.

How to Subscribe

Subscription Rights. If you are a record shareholder of Seasons, you have received this prospectus with a Subscription Rights Exercise Form, attached as Appendix A. In order to purchase any or all of the shares to which you are entitled to purchase through your subscription rights, you must deliver the following items on or before 5:00 p.m. EST on _______, 2005 to the attention of Nita Elliott, Seasons Bancshares, Inc., 336 Blue Ridge Street, Blairsville, Georgia 30514:

•	a completed, signed and dated Subscription Rights Exercise Form, attached as Appendix A, providing, where indicated, the number of allocated shares you desire to purchase; and

•	a check payable to “Seasons Bancshares, Inc.” in an amount equal to $12.00 multiplied by the number of shares you wish to purchase.

Additional Subscriptions. In addition, if you are a record date shareholder of Seasons, you may specify under the heading “Additional Subscriptions” in your Subscription Rights Exercise Form delivered in connection with the subscription rights, or a subsequent Purchase Agreement, the number of additional shares you would be willing to purchase if shares remain available after we complete the subscription rights period. If you choose to indicate the number of additional shares you would like to purchase on the Subscription Rights Exercise Form, you must deliver the following items on or before 5:00 p.m. EST on _______, 2005 to Seasons as indicated above. If you choose to submit a subsequent Purchase Agreement, you must deliver the following items to the attention of Nita Elliott, Seasons Bancshares, Inc., 336 Blue Ridge Street, Blairsville, Georgia 30514:

•	a completed, signed and dated Purchase Agreement, which is attached as Appendix B to this prospectus; and

•	a check payable to “Seasons Bancshares, Inc.” in an amount equal to $12.00 multiplied by the number of shares you wish to purchase.

New Investors. As noted above, if additional shares remain available after completion of the subscription rights period, we may accept subscriptions from investors who were not record date shareholders of Seasons. If we accept subscription agreements from new investors, their minimum purchase will be 1,000 shares. The maximum purchase for new investors will be 60,000 shares. We reserve the unilateral right to reject or reduce any subscription made by a new investor, or to waive these limits and accept subscriptions for more or less shares. If shares are available, and you wish to purchase shares in this offering, you must deliver the following items on or before 5:00 p.m. EST on _______, 2005 to the attention of Nita Elliott, Seasons Bancshares, Inc., 336 Blue Ridge Street, Blairsville, Georgia 30514:

•	a completed, signed and dated Purchase Agreement, attached as Appendix B to this prospectus; and

•	a check payable to “Seasons Bancshares, Inc.” in an amount equal to $12.00 multiplied by the number of shares you wish to purchase.

You Cannot Revoke Your Subscription For Any Reason

You may not revoke or change your decision to purchase shares in this offering after you submit your subscription forms and payment. If you later learn something about us which you consider to be unfavorable, if our stock price declines, or if you simply change your mind, you will not be entitled to revoke your subscription or obtain a refund of your subscription price.

You Need to Act Promptly and Follow Subscription Instructions If You Wish to Subscribe

If you decide to purchase shares in the offering, you will need to follow the instructions contained in this prospectus and the Subscription Rights Exercise Form and/or Purchase Agreement. If you do not, your subscription may be rejected. Shareholders who desire to purchase shares in this offering must act promptly to ensure that all required forms and payments are received by us prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures, depending on the circumstances, we may reject your subscription or accept it to the extent of the payment received. We do not undertake to contact you regarding your subscription form, or to contact you in an attempt to correct an incomplete or incorrect subscription form. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures. In addition, any personal check used to pay for shares must clear prior to the expiration date, and you should allow five or more business days for the clearing process.

If You Have Questions

If you have questions, need assistance concerning the procedure for subscribing for shares in this offering, or would like additional copies of this prospectus, you should contact David K. George, our Acting Chief Executive Officer, at (706) 745-5588.

No Recommendation by Our Directors and Management

Our board of directors and management has not expressed an opinion or made any recommendation as to whether anyone should purchase shares of Seasons common stock in this offering. Any decision to invest in Seasons common stock must be made based upon your own evaluation of this offering.

Offering Expenses

Our estimated offering expenses are as follows:

Securities and Exchange Commission Registration Fee	$550
Legal Fees and Expenses	75,000
Accounting Fees and Expenses	20,000
Printing and Engraving Expenses	15,000
Mail and Distribution	5,000
Miscellaneous	14,450
Total	$130,000

USE OF PROCEEDS

After we pay $130,000 in estimated expenses for the offering, we estimate the net proceeds from the sale of the 387,500 shares of common stock offered will be approximately $4,520,000. We intend to retain at least $500,000 of the proceeds for general corporate purposes, including working capital, and to invest the remainder in our subsidiary bank to maintain its Capital Ratios and support for future growth of the Bank’s lending activities. Until we are able to deploy the capital into higher yielding assets, we will invest the proceeds temporarily in liquid short term securities.

Since Georgia banks are regulated with respect to the ratio that their total assets may bear to their total capital, if the Bank experiences greater growth than anticipated following the offering, the Bank may require the infusion of additional capital to support that growth. We anticipate, however, that the proceeds from this offering will be sufficient to support our immediate capital needs.

CAPITALIZATION

The following table shows our capitalization as of March 31, 2005. It shows our capitalization on four bases: actual and as adjusted to give effect to the receipt of the net proceeds from the offering, assuming in the alternative that 50%, 75% and 100% of the offered shares are sold. The as-adjusted capitalization assumes that we sell the indicated number of shares of common stock at $12.00 per share and that the net proceeds from the offering, after deducting in each case $130,000 of estimated offering expenses payable by us, are: (1) $2,195,000 if 50% of the shares are sold; (2) $3,357,500 if 75% of the shares are sold; and (3) $4,520,000 if 100% of the shares are sold.

	March 31, 2005
	Actual	As Adjusted
		100% Sold	75% Sold	50% Sold
Shareholders’ Equity:

Preferred Stock, no par value; 2,000,000 shares authorized; no shares issued and outstanding	$0	$0	$0	$0

Common stock; $1 par value; 10,000,000 shares authorized; 913,834 shares issued and outstanding; 1,301,334 shares issued and outstanding as adjusted, assuming 100% of the shares are sold; 1,204,459 shares issued and outstanding as adjusted, assuming 75% of the shares are sold; 1,107,584 shares issued and outstanding as adjusted, assuming 50% of the shares are sold.	8,967,392	13,487,392	12,324,892	11,162,392

Less: Accumulated deficit	2,394,353	2,394,353	2,394,353	2,394,353

Less: Accumulated other comprehensive loss	102,527	102,527	102,527	102,527

Total Shareholders’ Equity	$6,470,512	$10,990,512	$9,828,012	$8,665,512

Book Value Per Share	$7.08	$8.45	$8.16	$7.82

MARKET FOR SEASONS COMMON STOCK

As of March 31, 2005, Seasons had 913,834 shares of common stock outstanding and approximately 849 shareholders of record. Approximately 264,002 additional shares are subject to outstanding options and warrants to purchase Seasons common stock, with a weighted average exercise price of $10.00. There is currently no market for our shares of common stock, and it is not likely that an active trading market will develop for the shares in the future. There are no present plans for the common stock to be traded on any stock exchange or over-the-counter market. There is only incomplete information about trades of our shares and the prices at which any shares have traded.

To our knowledge, sporadic trades occurred during 2005 and 2004 at a price of $15.00 per share.

We have not paid dividends to our shareholders to date, and do not anticipating paying dividends in the immediate future. The holders of our common stock will be entitled to receive dividends when and if declared by our board of directors out of funds legally available for dividends. Seasons Bancshares, Inc. is a legal entity separate and distinct from Seasons Bank, and its revenues will depend in significant part on the dividends paid by the Bank to Seasons. No assurances can be given that dividends will be declared by Seasons or, if declared, what the amount of the dividends will be or whether such dividends, once declared, would continue. The Bank is subject to legal restrictions on the amount of dividends it may pay. See “Supervision and Regulation - Payment of Dividends” on page 54.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected consolidated financial data from our financial statements and should be read in conjunction with those financial statements, including the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 21. The selected consolidated financial data as of December 31, 2004 and for the two years then ended is derived from our audited financial statements and notes, which appear elsewhere in this prospectus. The selected consolidated financial data as of March 31, 2005 and for the three months then ended is derived from our unaudited financial statements and notes, which also appear elsewhere in this prospectus.

	As of and for the Three Months Ended	As of and for the Years Ended December 31,
	March 31, 2005	2004	2003
	(in thousands, except share and per share data)

Balance Sheet Data:
Securities available for sale	$6,475	$6,617	$7,745
Loans, net	47,082	41,757	19,299
Total assets	58,523	54,571	37,882
Deposits	46,681	47,780	30,506
Total shareholders’ equity	6,471	6,610	7,162

Average Balances:
Loans	43,854	32,980	9,961
Earning assets	50,964	41,792	24,291
Assets	54,705	45,331	25,194
Deposits	46,260	38,157	17,838
Shareholders’ equity	6,529	6,722	7,269

Results of Operations:
Net interest income	530	1,636	514
Provision for loan losses	71	303	271
Other income	33	94	31
Other expenses	582	1,934	1,466
Net (loss) earnings	(90)	(506)	(1,192)

Per Share Data:
Net (loss) earnings per share	(0.10)	(0.55)	(1.30)
Diluted (loss) net earnings per share	(0.10)	(0.55)	(1.30)

Key Performance Ratios:
Return on average equity	(5.51)%	(7.53)%	(16.40)%
Return on average assets	(0.66)%	(1.12)%	(4.73)%
Average equity to average assets	11.93%	14.83%	28.85%
Average loans to average deposits	94.80%	86.43%	55.84%
Net interest margin	4.23%	3.92%	2.12%

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

General

The following discussion describes our results of operations for 2004 and 2003 and also analyzes our financial condition as of December 31, 2004 and 2003. Like most community banks, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities.

We have included a number of tables to assist in our description of these measures. For example, the “Average Balances” table shows the average balance during 2004 of each category of our assets and liabilities, as well as the yield we earned or the rate we paid with respect to each category. A review of this table shows that our loans typically provide higher interest yields than do other types of interest earning assets, which is why we intend to channel a substantial percentage of our earning assets into our loan portfolio. We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates, and we have included a discussion and tabular illustration of our interest rate sensitivity under “Asset/Liability Management.” Finally, we have included a number of tables along with this discussion that provide details about our securities, our loans, and our deposits.

There are risks inherent in all loans, therefore, we maintain an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. We establish and maintain this allowance by charging a provision for loan losses against our operating earnings. In the following section we have included a detailed discussion of this process, as well as several tables describing our allowance for loan losses and the allocation of this allowance among our various categories of loans.

In addition to earning interest on our loans and investments, we earn income through fees and other expenses we charge to our customers. We describe the various components of this noninterest income, as well as our noninterest expense, in the following discussion.

The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with our financial statements and the related notes and the other statistical information also included in this prospectus.

Executive Summary

Our 2004 results were highlighted by loan growth and the improvement in earning asset mix that improved net interest margin. Our critical success factors include management of interest rate risk and credit risk, superior service delivery, and productivity and expense control.

On December 31, 2004, we had total assets of $54.6 million. We gather substantially all of our deposits in this market area. We use these deposits, as well as the proceeds from our initial stock offering, to fund our loan and investment portfolios. We earn interest income on our loans and investments. In addition, we generate non-interest income primarily from deposit services. Our principal non-interest expenses include employee compensation and benefits, occupancy and equipment related costs, technology and other administrative expenses. Our volumes, and accordingly our financial results, are affected by the economic environment, including interest rates, consumer and business confidence and spending, as well as the competitive conditions within our industry.

For the year ended December 31, 2004, we reported a consolidated net loss of $506,000 compared to a net loss of $1,192,000 for the year ended December 31, 2003. Based upon the number of shares sold in our initial common stock offering or 913,834, the loss per share was $.55 for the year 2004 versus a loss per share of $1.30 for the year 2003. Our net interest income increased in 2004 as we reallocated larger portions of our interest earning assets into our higher yielding loan portfolio. Our operating expenses increased in 2004 as a result of general growth. See “Results of Operations” in this discussion for more details as to the factors, which affect our performance.

Critical Accounting Policies

We have adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of our consolidated financial statements. Certain accounting policies involve significant judgments and assumptions by us which have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and estimates which could have a material impact on our carrying values of assets and liabilities and our results of operations.

We believe the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. Refer to Note 1. of our consolidated financial statements which are included elsewhere in this prospectus for information regarding our accounting policies for the allowance for loan losses.

Financial Condition at December 31, 2004 and 2003

Overview

As of December 31, 2004, we had total assets of $54.6 million. To fund the growth in these assets during 2004, we generated $47,780,000 in deposits since the commencement of operations on January 27, 2003. We have invested the proceeds from the deposit growth in federal funds sold ($1,094,000), debt securities ($6,617,000), loans ($41,757,000), and premises and equipment ($3,047,000). We expect that loan and deposit growth will be significant during the coming year. This expected growth is not uncommon for de novo banks.

Interest-Earning Assets

In banking, the predominant interest-earning assets are loans and securities. The proportion of interest earning assets to total assets measures the effectiveness of management’s efforts to invest available funds into the most profitable interest-earning assets. The following discussion focuses on loans, the related allowance for loan losses, and securities.

Loans

The amount of loans outstanding as of December 31, 2004 and December 31, 2003 are shown in the following table according to the type of loan.

	(Dollars in Thousands)

	2004	2003
Commercial	$10,197	$1,373
Real estate-commercial	10,927	5,494
Real estate-construction	9,297	2,356
Real estate-mortgage	10,238	9,287
Consumer installment loans and other	1,703	1,107
	42,362	19,617
Less deferred loan fees	(66)	(47)
Less allowance for loan losses	(539)	(271)
Net loans	$41,757	$19,299

On December 31, 2005, 71.9% of our loan portfolio was collateralized by real estate located in our primary market area of Union County and surrounding Georgia counties. A breakdown of our real estate loan portfolio is as follows: Our construction and land development loans, which comprised 21.9% of the loan portfolio, consists of loans primarily collateralized by one to four family residential properties. Commercial real estate loans comprise 25.8% of the loan portfolio, and other real estate mortgages total 24.2% of the loan portfolio. We generally require that loans collateralized by real estate not exceed customary collateral values.

The remaining 28.1% of the loan portfolio consisted of commercial, consumer, and other loans. We require collateral commensurate with the repayment ability and creditworthiness of the borrower.

The specific economic and credit risks associated with our loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in our market area, general real estate market deterioration, interest rate fluctuations, deteriorated or non-existing collateral, title defects, inaccurate appraisals, financial deterioration of borrowers, fraud, and any violation of banking protection laws. Construction lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values and employment trends in our market area are stable.

We attempt to reduce these economic and credit risks not only by adhering to loan to value guidelines, but also by investigating the creditworthiness of the borrower and monitoring the borrower’s financial position. Also, we establish and periodically review our lending policies and procedures. Banking regulations limit exposure by prohibiting loan relationships that exceed 25% of the Bank’s statutory capital and surplus, or $1,600,000 as of December 31, 2004.

Maturities and Sensitivities of Loans to Changes in Interest Rates

Total loans as of December 31, 2004 are shown in the following table according to contractual maturity classifications one year or less, after one year through five years, and after five years.

(Dollars in Thousands)
2004
Commercial
One year or less	$7,483
After one year through five years	2,599
After five years	115
10,197
Construction
One year or less	8,734
After one year through five years	563
After five years	-
9,297
Other
One year or less	16,039
After one year through five years	6,350
After five years	479
22,868

$42,362

The following table summarizes loans at December 31, 2004 with the due dates after one year that have predetermined and floating or adjustable interest rates.

(Dollars in Thousands)
2004
$7,169
Predetermined interest rates	1,132
Floating or adjustable interest rates	$8,301

Risk Elements of the Loan Portfolio

Each loan carries a degree of credit risk. Management’s evaluation of this risk is ultimately reflected in the estimate of probable loan losses that is reported in our financial statements as the allowance for loan losses. Changes in this ongoing evaluation over time are reflected in the provision for loan losses charged to operating expense.

In the table below is a listing of certain risk elements in our loan portfolio. It is our policy to discontinue the accrual of interest income when, in the opinion of management, collection of interest becomes doubtful. The collection of interest becomes doubtful when there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected unless the loan is both well-secured and in the process of collection.

Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table below and do not represent or result from trends or uncertainties that management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which we are aware of any information that causes us to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

Information with respect to nonaccrual, past dues, and restructured loans as of December 31, 2004 and 2003 are as follows:

	(Dollars in Thousands)

	2004	2003
Nonaccrual loans	$22	$0

Loans contractually past due ninety days or more as to interest or principal payments and still accruing	20	3

Restructured loans	0	0

Loans, now current about which there are serious doubts as to the ability of the borrower to comply with loan repayment terms	0	0

Interest income that would have been recorded on nonaccrual and restructured loans under original terms	5	0

Interest income that was recorded on nonaccrual and restructured loans	0	0

Allowance for Loan Losses

In making our risk evaluation and establishing an allowance level that we believe is adequate to absorb probable losses in the portfolio, we consider various sources of information. Some of the more important sources include our ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses, which must be charged off, and to assess the risk characteristics of the portfolio in the aggregate. This review takes into consideration the judgments of the responsible lending officers and senior management, and also those of bank regulatory agencies that review the loan portfolio as part of the regular bank examination process. Finally, we retain internal and external credit reviews to perform independent reviews of the risk management process, adequacy of loan documentation and the risk ratings and appropriateness of the level of Allowance for Loan Losses. Loans identified as having increased credit risk are classified in accordance with our loan policy and appropriate reserves are established for each loan classification category. Due to limited loan loss experience, reserves are established for the remaining unclassified portion of the loan portfolio based on a predetermined factor.

In evaluating the allowance, we consider our historical loan loss experience, the amount of past due and nonperforming loans, current and anticipated economic conditions, lender requirements and other appropriate information.

The provision for loan losses charged to expense was $303,000 in 2004. The amount provided was due primarily to the growth of the portfolio. Based upon our evaluation of the loan portfolio, we believe the allowance for loan losses is adequate to absorb possible losses on existing loans that may become uncollectible. Our evaluation considers the credit quality of our loan portfolio, underlying collateral values, and current economic conditions that may affect the borrower’s ability to repay. As of December 31, 2004, we had nonperforming loans of 22,000. The allowance for loan losses as a percentage of total loans was 1.27%.

As of December 31, 2004 and 2003, we had made no allocations of our allowance for loan losses to specific categories of loans. Based on our best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
	(Dollars in Thousands)
	2004		2003
Commercial	$73	24.10%	$19	7.00%
Real estate - commercial	78	25.80	76	28.00
Real estate - construction	66	21.90	33	12.01
Real estate - mortgage	74	24.20	128	47.34
Consumer installment and other	12	4.00	15	5.65
	$303	100.00%	$271	100.00%

Summary of Loan Loss Experience

The following table summarizes average loan balances for the year determined using the daily average balances during the period of banking operations; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off; additions to the allowance which have been charged to operating expense; and the ratio of net charge-offs during period to average loans for December 31, 2004 and 2003.

	December 31
	2004	2003
	(Dollars in Thousands)

Average amount of loans outstanding	$32,980	9,961
Balance of allowance for loan losses at beginning of period	$271	-
Loans charged off commercial	25	-
Loans charged off, consumer	10	5
Loans recovered, consumer	-	5
Net charge-offs	35	-
Additions to the allowance charged to operating expense during period	303	271
Balance of allowance for loan losses at end of period	$539	271
Ratio of net loans charged off during the period to average loans outstanding	.11%	0%

Securities

The carrying amounts of securities at the dates indicated, which are all classified as available-for-sale, are summarized as follows for the years ending December 31, 2004 and 2003.

	December 31
	2004	2003
	(Dollars in Thousands)
Debt securities:
U.S. Agency securities	$4,960	$7,007
Mortgage backed securities	1,657	738
	$6,617	$7,745

Maturities

The amount of debt securities in each category as of December 31, 2004 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years (3) after five through ten years and (4) greater than ten years.

	Government Agencies		Mortgage-backed
			Securities

	Amount	Yield(1)	Amount	Yield (1)(2)
	(Dollars in Thousands)

One year or less	$1,000	2.75%	$-	-
After one through five years	3,961	2.39%	431	4.50%
After five through ten years	-	-	910	4.50%
Greater than ten years	-	-	315	5.50%

	$4,961	2.46%	$1,656	4.69%

(1)	Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a basis over the life of each security.
(2)	Yields on state and municipal securities are not stated on a tax-equivalent basis.

Interest-Bearing Liabilities

Our primary source of funds is deposits. Continued enhancement of existing products, obtaining certificates of deposits through an Internet service and emphasis upon better customer service have fueled the growth in our deposit base. Emphasis has been placed upon attracting both commercial and consumer deposits. It is our intent to expand our deposit base in order to continue to fund asset growth. The following discussion focuses on our deposit base. As of December 31, 2004, we have the ability on a short-term basis to borrow and purchase Federal funds from other financial institutions and borrow from the Federal Home Loan Bank of Atlanta. At December 31, 2004, we had arrangements with three commercial banks for short-term advances of $4,500,000.

Deposits

Average non-interest bearing deposits in 2004 accounted for 7.26% of average total deposits. We do not expect non-interest bearing funds to be a significant source of funds for us based upon the demographics of our market area.

Below is a table that summarizes our deposit base for the year ended 2004 and 2003. Average amount of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand deposits, savings deposits, and time deposits, for the period of operations is presented below.(1)

	Amount	Percentage Rates Paid	Amount	Percentage Rates Paid
	(Dollars In Thousands)
	2004		2003

Noninterest-bearing demand deposits	$2,770	-%	$1,025	-%
Interest-bearing demand deposits and savings	8,062	1.08%	3,378	1.83%
Time deposits	27,325	2.93%	13,435	3.11%
Total deposits	$38,157		$17,838

(1) Average balances were determined using the daily average balances during the year ending December 31, 2004.

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2004 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six through twelve months, and (4) over twelve months.

(Dollars in Thousands)
2004
Three months or less	$4,770
Over three months through six months	1,501
Over six months through twelve months	6,180
Over twelve months	7,638
Total	$20,089

Liquidity, Capital and Stockholders’ Equity

The purpose of liquidity management is to ensure that there are sufficient cash flows to satisfy demands for credit, deposit withdrawals, and our other needs. Traditional sources of liquidity include asset maturities and growth in core deposits. A company may achieve its desired liquidity objectives from the management of assets and liabilities and through funds provided by operations. Funds invested in short-term marketable instruments and the continuous maturing of other earning assets are sources of liquidity from the asset perspective. The liability base provides sources of liquidity through deposit growth, the maturity structure of liabilities, and accessibility to market sources of funds.

Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows fluctuate significantly, being influenced by interest rates and general economic conditions and competition. We attempt to price deposits to meet asset/liability objectives consistent with local market conditions.

Our liquidity and capital resources are monitored on a periodic basis by management and regulatory authorities. As determined under guidelines established by regulatory authorities and internal policy, our liquidity is considered satisfactory.

At December 31, 2004, our capital ratios were considered adequate based on regulatory minimum capital requirements. Our shareholders’ equity decreased during 2004 primarily due to the reported net loss of $506,000 and unrealized losses on securities available for sale of $46,000 which has been recorded as a component of accumulated other comprehensive loss in stockholders’ equity.

In the future, the primary source of funds available to us will be the payment of dividends by our bank subsidiary. Banking regulations limit the amount of the dividends that may be paid without prior approval of the bank’s regulatory agency. Currently, no dividends can be paid by the bank to us without regulatory approval.

The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for the Bank as of December 31, 2004 are as follows:

	Bank Capital Percentages	Regulatory Requirements

Leverage capital ratio	12.05%	5.00%
Risk-based capital riots:
Core capital	14.89	6.00
Total capital	16.13	10.00

These ratios will decline as asset growth continues, but are expected to exceed the regulatory minimum requirements.

We believe that our liquidity and capital resources are adequate and will meet our foreseeable short and long-term needs. We anticipate that we will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, our other material commitments and liabilities.

Management is not aware of any known trends, events or uncertainties other than those discussed above that will have or that are reasonably likely to have a material effect on our liquidity, capital resources or operations. Management is also not aware of any current recommendations by the regulatory authorities that, if they were implemented, would have such an effect.

Return on Assets and Stockholders’ Equity

The following rate of return information for the years ending December 31, 2004 and 2003 indicated is presented below.

	2004	2003

Return on assets (1)	(1.12)%	(4.73)%
Return on equity (2)	(7.53)%	(16.40)%
Dividend payout ratio (3)	-	-
Equity to assets ratio (4)	14.83%	28.85%

(1)	Net loss divided by average total assets.
(2)	Net loss divided by average equity.
(3)	Dividends declared per share of common stock divided by net loss per share.
(4)	Average equity divided by average total assets.

Off Balance Sheet Arrangements

Through the operations of the Bank, we have made contractual commitments to extend credit in the ordinary course of our business activities. These commitments are legally binding agreements to lend money to our customers at predetermined interest rates for a specified period of time. At December 31, 2004, we had issued commitments to extend credit of $5,984,000 through various types of lending arrangements. We evaluate each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on our credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate.

If needed, we have the ability on a short-term basis to borrow and purchase Federal funds from other financial institutions and from the Federal Home Bank of Atlanta. At December 31, 2004, we had arrangements with three commercial banks for short-term advances of $4,500,000.

Asset/Liability Management

Our objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing, and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. Our management’s overall philosophy is to support asset growth primarily through growth of core deposits of all categories made by local individuals, partnerships, and corporations.

Our asset/liability mix is monitored on a regular basis with a report reflecting the interest rate-sensitive assets and interest rate-sensitive liabilities being prepared and presented to the board of directors on a periodic basis. The objective of this policy is to monitor interest rate-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to affect net interest income adversely, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. If our assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, we also evaluate how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as “interest rate caps and floors”) that limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

Changes in interest rates also affect our liquidity position. We currently price deposits in response to market rates and it is management’s intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur that would negatively affect our liquidity position.

At December 31, 2004, our cumulative one year interest rate-sensitivity gap ratio was 79%. Our targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-bearing liabilities will reprice during this period at a rate faster than our interest-earning assets. It is our belief that as long as we pay the prevailing market rate on these type of deposits, our liquidity, while not assured, will not be negatively affected.

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2004, the interest rate-sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin as the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within this period and at different rates.

		After	After
		Three	One
		Months	Year but
	Within	but	Within	After
	Three	Within	Five	Five
	Months	One Year	Years	Years	Total
	(Dollars in Thousands)

Interest-earning assets:
Federal funds sold	$1,094	$-	$-	$-	$1,094
Securities	-	1,000	4,392	1,225	6,617
Loans	10,786	12,395	10,424	8,691	42,296

	11,880	13,395	14,816	9,916	50,007

Interest-bearing liabilities:
Interest-bearing demand deposits
and savings	7,863	-	-	-	7,863
Certificates, less than
$100,000	3,773	7,707	5,380	-	16,860
Certificates, $100,000
and over	4,770	7,681	7,638	-	20,089

	16,406	15,388	13,018	-	44,812

Interest rate sensitivity
gap	$(4,526)	$(1,993)	$1,798	$9,916	$5,195
Cumulative interest rate
sensitivity gap	$(4,526)	$(6,519)	$(4,721)	$5,195
Interest rate sensitivity
gap ratio	0.72	0.87	1.14	-
Cumulative interest rate
sensitivity gap ratio	0.72	0.79	0.89	1.12

Results of Operations for the Years Ended December 31, 2004 and 2003

For the year ended December 31, 2004, we reported a consolidated net loss of $506,000 compared to a net loss of $1,192,000 for the year ended December 31, 2003. The loss per share was $.55 for the year 2004 compared to a loss per share of $1.30 for the year 2003.

Net Interest Income

Our results of operations are determined by our ability to manage interest income and expense effectively, to minimize loan and investment losses, to generate non-interest income, and to control operating expenses. Because interest rates are determined by market forces and economic conditions beyond our control, our ability to generate net interest income is dependent upon our ability to obtain an adequate net interest spread between the rate we pay on interest-bearing liabilities and the rate we earn on interest-earning assets.

The net yield on average interest-earning assets during 2004 was 3.92%. Average loans were $32.9 million, average securities were $7.0 million, and average federal funds sold were $1.8 million. Average interest-bearing liabilities were $35.7 million. During the year, the rate earned on average interest-earning assets was 6.05%, and the rate paid on average interest-bearing liabilities was 2.50%, resulting in a net interest spread of 3.55%. We expect our net interest margins to increase during 2005 as we invest our interest earning assets primarily in loans.

For 2003, the rate earned on average interest-earning assets was 4.09%, and the rate paid on average interest-bearing liabilities was 2.85%, resulting in a net interest spread of 1.24%.

The following table sets forth the amount of our interest income and interest expense for each category of average interest-earning assets and average interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets (dollars in thousands).

	Average	Income/	Yields/	Average	Income/	Yields/
	Balances(1)	Expense	Rates	Balances(1)	Expense	Rates

Cash and non interest
bearing due from banks	1,004	$-	-%	180	$-	-%
Interest bearing due from banks	-	-	-	1,811	19	1.03
Federal funds sold	1,805	22	1.22	8,137	95	1.16
Taxable securities	7,007	177	2.53	4,382	93	2.13
Unrealized losses
on securities	(33)	-	-	(2)	-	-
Loans (2) (3)	32,980	2,331	7.07	9,961	787	7.91
Allowance for loan losses	(408)	-	-	(117)	-	-
Other assets	2,976	-	-	842	-

Total assets	$45,331			$25,194

Total interest-earning assets	$41,792	$2,530	6.05%	$24,291	$994	4.09%

Noninterest-bearing demand	2,770	-	-%	1,025	-	-%
Interest-bearing
demand and savings	8,062	87	1.08	3,378	62	1.83
Time deposits	27,325	802	2.93	13,435	418	3.11
Total deposits	$38,157			$17,838
Federal Home Loan
Bank advances	125	2	1.48		-	-
Federal funds purchased	103	2	1.60		-	-
Repurchase agreements	102	1	1.73		-	-
Other liabilities	122	-	-	87

Stockholders’ equity (4)	6,722		-	7,269

Total liabilities and equity	$45,331			$25,194

Total interest-bearing liabilities	$35,717	$894	2.50%	$16,813	$480	2.85%

Net interest income		$1,636			$514
Net interest spread			3.55%			1.24%
Net yield on average interest-earning assets			3.92%			2.12%

(1)	Average balances and average yields were determined using the daily average balances for each category.
(2)	Average balances of loans include nonaccrual loans.
(3)	Interest and fees on loans includes $275,000 and $195,000 of loan fee income for the years ended December 31, 2004 and 2003, respectively.
(4)	Average unrealized losses on securities available-for-sale are included in stockholders’ equity.

Rate and Volume Analysis of Interest Income and Interest Expense

The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

	2004 vs. 2003
	Changes Due To:
				Increase
	Rate		Volume	(Decrease)
	(Dollars in Thousands)
Increase (decrease) in:
Interest on loans		$(93)	$1,637	$1,544
Interest on taxable securities		20	64	84
Interest on interest bearing due froms		(9)	(10)	(19)
Interest on federal funds sold		5	(78)	(73)
Total interest income		(77)	1,613	1,536
Interest on interest-bearing
demand and savings deposits		(33)	58	25
Interest on time deposits		(25)	409	384
Interest on Federal Home Loan Bank advances		-	2	2
Interest on securities sold
under repurchase agreements		-	2	2
Interest on federal funds purchased		-	1	1
Total interest expense		(58)	472	414

Net interest income	$	(19)	$1,141	$1,122

Provision for Loan Losses, Net Charge-offs and Allowance for Loan Losses

We maintain an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based upon management’s estimated range of those losses. Actual losses for these loans may vary significantly from this estimate.

The provision for loan losses is charged to current earnings to bring the allowance for loan losses to a level deemed appropriate by management. Actual loan losses, net of recoveries, are charged directly to the allowance for loan losses. The amount of the provision for loan losses is based on the growth of the loan portfolio, the amount of net loan losses incurred and management’s estimation of potential future losses based on an evaluation of the risk in the loan portfolio.

Loan charge-offs were $35,000 during 2004. The amounts charged off totaled $4,000 unsecured and $6,000 secured consumer credits and $25,000 secured commercial credits which were identified by management as a loss. Management feels the allowance for loan losses remains adequate to absorb future loses which may exist in the loan portfolio.

For a more detailed discussion of changes in the allowance for loan losses, risk elements and general credit quality, see “Allowance for Loan Losses” earlier in this discussion. The future level of the allowance and provision for loan losses will reflect management’s ongoing evaluation of credit risk, based on established internal policies and practices.

Noninterest Income

Other operating income totaled $94,000 in 2004 and $31,000 in 2003. Other income consists primarily of service charges on deposit accounts that include monthly service charges on transaction accounts, insufficient funds charges, and other miscellaneous maintenance fees. Approximately 76% and 14% of the service charge income is generated from insufficient funds charges for the years ended December 31, 2004 and 2003, respectively.

Noninterest Expense

The main components of noninterest expense are salaries and employee benefits, occupancy and equipment expenses, and other noninterest expense. Total noninterest expenses were approximately $1,934,000 in 2004 and $1,466,000 in 2003. The significant increase in 2004 over 2003 was due to increases in salaries expense.

Total salaries and benefits increased by $189,000 to $896,000 in 2004 from $707,000 in 2003. The increase in salaries and employee benefits during 2004 resulted primarily from the increase in the number of employees needed for the growth of the bank. As of December 31, 2004, we had 19 full-time equivalent employees as compared to 15 at December 31, 2003.

Occupancy and equipment expenses increased $258,000 to $436,000 during 2004 as compared to $178,000 in 2003. These increases were primarily due to increased business activity and also due to the costs of our new main office banking facility that we occupied on December 15, 2003.

Other noninterest expenses increased in 2004 to $602,000, compared to $580,000 in 2003. The increase in 2004 was due to general growth of our company.

Professional expenses decreased in 2004 to $91,000, as compared to $125,000 in 2003. Data processing expenses increased $66,000 in 2004 due to the outsourcing of our daily processing activity. Advertising and business development decreased in 2004 to $58,000, compared to $128,000 in 2003, related to general advertising, promotion and business development expenses associated with our opening for business.

Income Tax

We have not recorded income taxes due to cumulative operating losses incurred to date. At December 31, 2004, we have available net operating loss carryforwards of approximately $1,922,000 for Federal income tax purposes. If unused, the carryforwards will expire beginning 2023.

Effects of Inflation and Changing Prices

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets that are primarily monetary in nature and that tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. We, through our asset-liability committee, attempt to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of our interest rate sensitive assets and liabilities, see “Asset/Liability Management.”

Three Months Ended March 31, 2005

Liquidity and Capital Resources

Liquidity management involves the ability to match the cash flow requirements of our customers. This matching is accomplished by monitoring and managing the balances and maturities of our loans and deposits so that our cash in vault, cash held in correspondent bank accounts, and federal funds sold are sufficient to meet anticipated demand for immediate funds.

Both we and the regulatory authorities monitor the liquidity of our subsidiary bank on a periodic basis. We have limited historical data for seasonal or other related demands on our liquidity due to our commencing operations on January 27, 2003. However, we believe the liquidity of the Bank as of March 31, 2005 is adequate to support the cash flow requirements of its customers.

Seasons’ primary sources of liquidity are customer deposits, other borrowings, loan repayments and securities available for sale. If additional funding sources are needed, we have access to federal fund lines at correspondent banks of $4.5 million. Additionally, Seasons Bank is a member of the Federal Home Loan Bank of Atlanta, which provides access to FHLB lending sources. Lines of credit with the FHLB totaling $5.9 million were available on March 31, 2005, of which $5.2 million was outstanding.

Requirements by banking regulators include the monitoring of risk-based capital guidelines for banks that are designed to make capital requirements more sensitive to differences in risk profiles and account for off balance sheet items. We substantially exceeded the regulatory minimums on capital requirements and ratios as of March 31, 2005. However, as we continue to grow and the loan portfolio increases, these ratios have and will continue to adjust downward. We monitor these amounts and ratios on a frequent basis. The minimum capital requirements and the actual capital ratios for Seasons and the Bank as of March 31, 2005 are as follows:

	Actual
	Seasons Bancshares, Inc.	Seasons Bank	Regulatory Requirements
Leverage capital ratio	12.02%	11.74%	4.00%
Risk-based capital ratios:
Core capital	13.28%	12.98%	4.00%
Total capital	14.48%	14.18%	8.00%

Off-Balance Sheet Arrangements

Through the operations of the Bank, we have made contractual commitments to extend credit in the ordinary course of our business activities. These commitments are legally binding agreements to lend money to our customers at predetermined interest rates for a specified period of time. At March 31, 2005, we had issued unfunded commitments to extend credit of $6,819,000 through various types of lending arrangements. We evaluate each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by us upon extension of credit, is based on our credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate.

If needed, we have the ability on a short-term basis to borrow and purchase federal funds from other financial institutions. At March 31, 2005, we had arrangements with three commercial banks for short-term advances of $4,500,000.

Financial Condition

Total assets at March 31, 2005 were approximately $58,523,000 as compared to $54,571,000 as of December 31, 2004 for an increase of $3,952,000, or 7.24%. During the quarter ended March 31, 2005, our loans grew to $47,677,000 as compared to $42,296,000 at December 31, 2004 for an increase of $5,381,000. The increased loan growth was primarily funded by a decrease in our federal funds sold of $840,000 and advances from the Federal Home Loan Bank of $5,200,000. Total deposits decreased by $1,099,000 from December 31, 2004 to March 31, 2005.

We expect continued growth in assets and liabilities during the remainder of 2005. We will monitor growth and seek to maintain a proper mix of types, maturities, and interest rates. We believe that our current capital and liquidity levels are adequate to support the current growth of the bank.

Our total equity decreased by $139,000 during the quarter ended March 31, 2005, due to the net loss for the quarter of $90,000 and unrealized losses in our securities available for sale category of $49,000.

Results of Operations for the Three Months Ended March 31, 2005 and 2004

The results of operations are determined by our ability to effectively manage net interest income, control non-interest expenses, generate non-interest income and minimize loan losses. In order for us to become profitable, we must increase the amount of earning assets so that net interest income along with non-interest income will be sufficient to cover normal operating expenses incurred in a banking operation and the bank’s provision for loan losses.

Net loss for the three-month period ended March 31, 2005 was $90,000. The net loss for the quarter was primarily due to the cost of opening a new branch in the first quarter 2005.

Net loss for the three-month period ended March 31, 2004 was $230,000. The net loss for the quarter was primarily due to ongoing costs of growing the Bank and the costs of funding our loan loss reserve.

Our net interest income increased by $245,000 in the first quarter of 2005 as compared to the same period in 2004. The increase in net interest income is attributed to an increase in average outstanding loans. Our net interest margin was 4.23% for the quarter ended March 31, 2005 as compared to 3.27% for the first quarter of 2004. Our yield on total earning assets was 6.54% as compared to 4.53% for the first quarter of 2004. Our cost of funds was 2.45% for the quarter ended March 31, 2005 as compared to 2.54% for the first quarter of 2004.

The provision for loan losses was $71,000 and $76,000, respectively, as of March 31, 2005 and 2004. The amounts provided are due to loan growth and to our assessment of the inherent risk in the portfolio. Management believes that the $595,000 in the allowance for loan losses at March 31, 2005, or approximately 1.25% of total net outstanding loans, is adequate to absorb known risks in the portfolio. No assurance can be given, however, that increased loan volume, and adverse economic conditions or other circumstances will not result in increased losses in our loan portfolio.

Information with respect to non-accrual, past due and restructured loans at March 31, 2005 and 2004 is as follows:

	2005	2004
	(Dollars in Thousands)

Non-accrual loans	$4	0

Loans contractually past due ninety days or more as to interestor principal payments and still accruing	42	0

Restructured loans	0	0

Loans, now current about which there are serious doubts as to theability of the borrower to comply with loan repayment terms	0	0

Interest income that would have been recorded on non-accrualand restructured loans under original terms	0	0

Interest income that was recorded on non-accrual and restructured loans	0	0

Potential problem loans are defined as loans about which we have serious doubts as to the ability of the borrower to comply with the present loan repayment terms and which may cause the loan to be placed on non-accrual status, to become past due more than ninety days, or to be restructured.

It is our policy to discontinue the accrual of interest income when, in our opinion, collection of interest becomes doubtful. We will generally discontinue the accrual of interest income when (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected and (2) the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection.

Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which we reasonably expect will materially impact future operating results, liquidity or capital resources. We believe that these borrowers will comply with their loan repayment terms.

Information regarding certain loans and allowance for loan loss data through March 31, 2005 and 2004 (Dollars in Thousands) is as follows:

	2005	2004

Average amount of loans outstanding	$43,854	$23,144

Balance of allowance for loan losses at beginning of period	$539	$271

Loans charged off
Commercial and financial	13	4
Real estate mortgage	0	0
Installment	2	2
	15	6

Loans recovered
Commercial and financial	0	0
Real estate mortgage	0	0
Installment	0	0
	0	0

Net charge-offs	15	6

Additions to allowance charged to operating expense during period	71	76

Balance of allowance for loan losses at end of period	$595	$341

Ratio of net loans charged off during the period to average loans outstanding	.03%	.03%

In making our risk evaluation and establishing an allowance level that we believe is adequate to absorb probable losses in the portfolio, we consider various sources of information. Some of the more important sources include our ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses, which must be charged off, and to assess the risk characteristics of the portfolio in the aggregate. This review takes into consideration the judgments of the responsible lending officers and senior management, and also those of bank regulatory agencies that review the loan portfolio as part of the regular bank examination process. Finally, we retain internal and external credit reviews to perform independent reviews of the risk management process, adequacy of loan documentation and the risk ratings and appropriateness of the level of Allowance for Loan Losses. Loans identified as having increased credit risk are classified in accordance with our loan policy and appropriate reserves are established for each loan classification category. Due to limited loan loss experience, reserves are established for the remaining unclassified portion of the loan portfolio based on predetermined factors.

In evaluating the allowance, we consider our historical loan loss experience, the amount of past due and nonperforming loans, current and anticipated economic conditions, lender requirements and other appropriate information.

Other income was approximately $33,000 and $14,000, respectively, for the three months ended March 31, 2005 and 2004. Other income consists primarily of service charges on deposit accounts that include monthly service charges on transaction accounts, insufficient funds charges, and miscellaneous maintenance fees. The increase in service charge income is directly related to the growth of our deposits.

Other expenses increased by $129,000 during the three months ended March 31, 2005 compared to the quarter ended March 31, 2004, due primarily to increased salaries and increased occupancy expense associated with our new branch facility and other items related to the growth of the Bank.

Salaries and employee benefits increased $79,000 for the three-month period ended March 31, 2005 compared to the same period in 2004 due to staffing requirements needed to manage the Bank’s growth and the new branch that opened in the first quarter 2005. The number of full-time equivalent employees was 21 at March 31, 2005 as compared to 15 at March 31, 2004. Occupancy, equipment, and operating expenses increased $15,000 during the three months ended March 31, 2005 compared to the same period during 2004 due primarily to the opening of our branch facility during the first quarter of 2005. Other operating expenses increased $35,000 during the three months ended March 31, 2005 compared to the same period during 2004 due primarily to general growth of our company along with the addition of the branch.

We will be subject to federal and state income taxes when taxable income is generated. No income taxes have been accrued for the three months ended March 31, 2005 and 2004 because of operating losses incurred to date.

We know of no trends, demands, commitments, events or uncertainties that should result in, or are reasonably likely to result in, our liquidity or capital resources increasing or decreasing in any material way in the foreseeable future, other than as a result of our normal operations. We also are not aware of any current recommendations by the regulatory authorities, which, if implemented, would have such an effect.

BUSINESS

Seasons Bancshares, Inc.

Seasons Bancshares is a Georgia corporation that was incorporated on October 1, 2001 to organize and serve as the holding company for Seasons Bank, a state-chartered bank organized under Georgia law. The Bank is a full-service commercial bank dedicated to providing superior customer service to the individuals and businesses in our community. We believe that local ownership and control allows the Bank to serve customers more efficiently and will aid our growth and success. The Bank emphasizes real estate lending to take advantage of the population growth of Union County and aggressively markets to small- to medium-sized businesses, professional concerns, and individual consumers who are currently underserved.

Seasons Bank

General

The Bank focuses on community involvement and personal service while providing customers with the financial sophistication and products typically offered by a larger bank. The Bank’s lending services emphasize real estate related loans and include consumer loans and commercial loans to small- to medium-sized businesses and professional concerns. The Bank offers a broad array of deposit services including demand deposits, regular savings accounts, money market deposits, certificates of deposit and individual retirement accounts. We also provide additional services including ATM cards, debit cards, travelers’ checks, direct deposit, automatic transfers, and Internet banking with on-line bill payment. We intend to offer our services through a variety of delivery systems including automated teller machines and telephone banking.

Philosophy and Strategy

The Bank operates as a full-service community bank offering sophisticated financial products while emphasizing prompt, personalized customer service. We believe that this philosophy, encompassing the service aspects of community banking, distinguishes the Bank from its competitors.

To carry out our philosophy, our business strategy involves the following:

•	capitalizing on our directors’ and officers’ diverse community involvement, professional expertise, and personal and business contacts within our primary service area.

•	hiring and retaining highly experienced and qualified banking personnel, preferably with established customer relationships.

•	providing individualized attention with consistent, local decision-making authority.

•	utilizing technology and strategic outsourcing to provide a broad array of convenient products and services.

•	attracting our initial customer base by offering competitive interest rates on our deposit accounts.

•	positioning our main office in a highly visible location near major traffic arteries.

•	implementing an aggressive marketing program.

Market Opportunities

Primary Service Area. The Bank’s primary service area is Union County, Georgia. We estimate the Bank draws most of its customer deposits and conducts most of its lending transactions from and within its primary service area. We also draw additional business from counties contiguous to Union County: Towns and Fannin counties in Georgia and Clay and Cherokee Counties in North Carolina. We established a branch office in Fannin County during the first quarter of 2005.

Lending Services

Lending Policy. We place primary emphasis on real estate related loans in order to take advantage of the population growth in our service area. We also offer a full range of lending products, including commercial loans to small- to medium-sized businesses and professional concerns, and consumer loans to individuals. We compete for these loans with competitors who are well established and have greater resources and lending limits.

Based on our executive officers’ past lending experience, we believe that, when properly managed and monitored, none of these categories represent a significantly higher risk than the other.

Lending Limits. The Bank’s lending activities are subject to a variety of lending limits. Differing limits apply based on the type of loan or nature of the borrower, including the borrower’s relationship to the Bank. In general, however, the Bank has the ability to loan any one borrower a maximum amount equal to either:
•	15% of the Bank’s capital and surplus; or

•	25% of the Bank’s capital and surplus if the entire amount of the loan is fully secured by good collateral or other ample security.

These legal limits will increase or decrease as the Bank’s capital increases or decreases as a result of its earnings or losses, among other reasons. Based on our legal lending limits, we will need to sell participations in loans to other financial institutions in order to meet all of the lending needs of our customers requiring extensions of credit above these limits.

Credit Risks. The principal economic risk associated with each category of loans that the Bank makes is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. General economic factors affecting a borrower’s ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower’s customers, suppliers and employees.

The well-established financial institutions in our market are likely to make proportionately more loans to medium- to large-sized businesses than the Bank will make. Many of our commercial loans are made to small- to medium-sized businesses that are less able to withstand competitive, economic and financial pressures than larger borrowers.

Real Estate Loans. The Bank makes commercial real estate loans, construction and development loans, and residential real estate loans. These loans include commercial loans where the Bank takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but exclude home equity loans, which are classified as consumer loans.

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Commercial Real Estate. Commercial real estate loan terms generally are limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates typically are not fixed for a period exceeding 36 months. The Bank generally charges an origination fee of one percent. We attempt to reduce credit risk on our commercial real estate loans by emphasizing loans on owner-occupied office and retail buildings where the ratio of the loan principal to the value of the collateral, as established by independent appraisal, does not exceed 80% and net projected cash flow available for debt service equals 120% of the debt service requirement. In addition, the Bank generally requires personal guarantees from the principal owners of the property supported by a review by bank management of the principal owners’ personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower’s management. The Bank limits its risk by analyzing borrowers’ cash flow and collateral value on an ongoing basis.

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Construction and Development Loans. We make construction and development loans both on a pre-sold and speculative basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and development loans are generally made with a term of six to twelve months and interest is paid quarterly. The ratio of the loan principal to the value of the collateral as established by independent appraisal typically will not exceed 75%. Speculative loans are based on the borrower’s financial strength and cash flow position. Loan proceeds are disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or third-party inspector. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.

s
Residential Real Estate. The Bank’s residential real estate loans consists of residential second mortgage loans, residential construction loans and traditional mortgage lending for one to four family residences. We originate and maintain fixed and variable rate mortgages with long-term maturity and balloon payments not exceeding 20 years. The amortization of second mortgages generally does not exceed 15 years and the rates will generally not be fixed for over 60 months. All loans are made in accordance with the Bank’s appraisal policy and with the ratio of the loan principal to the value of collateral as established by independent appraisal not exceeding 85%. We expect that these loan-to-value ratios will be sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market.

Commercial Loans. Loans for commercial purposes in various lines of businesses are components of the Bank’s loan portfolio. The terms of these loans vary by purpose and by type of underlying collateral, if any. The Bank typically makes equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term. Equipment loans generally are secured by the financed equipment, and the ratio of the loan principal to the value of the financed equipment or other collateral is generally 80% or less. Loans to support working capital typically have terms not exceeding one year and are usually secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal is typically repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal is typically due at maturity. The quality of the commercial borrower’s management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower’s creditworthiness.

Consumer Loans. The Bank makes a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and home equity lines of credit. Consumer loan repayments depend upon the borrower’s financial stability and are more likely to be adversely affected by divorce, job loss, illness and personal hardships. Because many consumer loans are secured by depreciable assets such as boats, cars and trailers, the loan should be amortized over the useful life of the asset. To minimize the risk that the borrower cannot afford the monthly payments, all fixed monthly obligations should not exceed 40% of the borrower’s gross monthly income. The borrower should also be continuously employed for at least 12 months prior to obtaining the loan. The loan officer will review the borrower’s past credit history, past income level, debt history and, when applicable, cash flow and determine the impact of all these factors on the ability of the borrower to make future payments as agreed. Our principal competitors for consumer loans are the established banks in our market.

Investments

In addition to loans, the Bank makes other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments exceeds any applicable limitation imposed by law or regulation. The Asset/Liability Committee reviews the investment portfolio on an ongoing basis in order to ensure that the investments conform to the Bank’s policy as set by the board of directors.

Asset and Liability Management

The Asset/Liability Committee manages the Bank’s assets and liabilities and strives to provide a stable, optimized net interest margin, adequate liquidity and a profitable after-tax return on assets and return on equity. The committee conducts these management functions within the framework of the Bank’s written loan and investment policies. The committee attempts to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it charts assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempts to manage any gaps in maturity ranges.

Deposit Services

The Bank seeks to establish a broad base of core deposits, including savings accounts, checking accounts, money market accounts, a variety of certificates of deposit and IRA accounts. To attract deposits, the Bank employs an aggressive marketing plan in its overall service area and features a broad product line and competitive rates and services. The primary sources of deposits are residents of, and businesses and their employees located in, the Bank’s primary service area. We obtain these deposits through personal solicitation by its officers and directors, direct mail solicitations and advertisements published in the local media.

Other Banking Services

Other banking services now operational include travelers checks, direct deposits, night depository, ATM cards, debit cards, on-line banking services, on-line bill payment, limited cash management services, courier services and TT&L Depository. The Bank is associated with STAR and CIRRUS so our customers are able to use ATMs throughout Georgia and other regions. We do not charge our customers for the use of these automated teller machines. However, other financial institutions may charge our customers for the use of their automated teller machines. We also offer VISA® credit card services. Seasons Bank does not plan to exercise trust powers during its initial years of operation. In the future, we may offer a full-service trust department, but cannot do so without the prior approval of the Georgia Department of Banking and Finance.

Employees

The Bank has 19 full-time equivalent employees. Seasons Bancshares does not have any employees who are not also employees of Seasons Bank.

Legal Proceedings

There are no material legal proceedings to which we are a party or of which any of our properties are subject, nor are there material proceedings known to us to be contemplated by any governmental authority. Additionally, we are unaware of any material proceedings, pending or contemplated, in which any director, officer or affiliate, or any principal security holder or any associate of any of the foregoing, is a party or has an interest adverse to Seasons.

PRINCIPAL SHAREHOLDERS AND
STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth, as of August 1, 2005 the number of shares of Seasons common stock that are beneficially owned by (a) our existing directors, (b) our executive officers, and (c) all executive officers and directors as a group. The information shown below is based upon information furnished to us by the named persons. Unless otherwise indicated, each person is the record owner and has sole voting and investment power with respect to his or her shares. Additionally, the address of each person is c/o Seasons Bancshares, Inc., 336 Blue Ridge Street, Blairsville, Georgia 30512.

Information relating to beneficial ownership is based upon “beneficial ownership” concepts set forth in the rules promulgated under the Securities Exchange Act. Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of a security, or “investment power,” which includes the power to dispose or to direct the disposition of a security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within sixty (60) days of the date of this prospectus.

Name	Number of Shares	% of Class	Nature of Beneficial Ownership

David K. George	56,896	6.0	Includes options to purchase 15,230 shares and a warrant to purchase 16,666 shares that are exercisable within 60 days of the date of this prospectus.

James L. Burrell, Jr.	46,415	5.0
Includes 12,432 shares owned by and IRA for the benefit of Mr. Burrell’s spouse and 13,333 shares that Mr. Burrell has the right to purchase by exercising a warrant within 60 days of the date of this prospectus.

Teresa L. Colditz	33,333	3.6	Includes 13,333 shares that Ms. Colditz has the right to purchase by exercising a warrant within 60 days of the date of this prospectus.

Lon A. Dillard	41,666	4.5	Includes 16,666 shares that Mr. Dillard has the right to purchase by exercising a warrant within 60 days of the date of this prospectus.

Nita Elliott	2,500	*	Includes options to purchase 2,000 shares that are exercisable within 60 days of the date of this prospectus.

Jeffrey H. Hall	18,333	2.0	Includes 7,333 shares that Mr. Hall has the right to purchase by exercising a warrant within 60 days of the date of this prospectus.

John H Ketner, Jr.	300	*

T. Kenneth Kilpatrick	1,666	*	Includes 666 shares that Mr. Kilpatrick has the right to purchase by exercising a warrant within 60 days of this prospectus.

F. Darrell Mann	35,951	3.9	Includes 14,380 shares that Mr. Mann has the right to purchase by exercising a warrant within 60 days of the date of this prospectus.

Timothy A. Nelson	65,358	7.0	Includes 358 shares owned by Mr. Nelson’s spouse and 26,000 shares that Mr. Nelson has the right to purchase by exercising a warrant within 60 days of the date of this prospectus.

Name	Number of Shares	% of Class	Nature of Beneficial Ownership
Robert M. Thomas, Jr.	62,820	6.7	Includes 320 shares owned by Mr. Thomas’ spouse and 25,000 shares that Mr. Thomas has the right to purchase by exercising a warrant within 60 days of the date of this prospectus.

John Mark Turner	33,475	3.6	Includes 13,390 shares that Mr. Turner has the right to purchase by exercising a warrant within 60 days of the date of this prospectus.

All directors and executive officers as a group (12 persons)	398,713	37.0
______________________
* Less than 1% of class

MANAGEMENT

The Board of Directors consists of eleven (11) members and is divided into three classes which are as nearly equal in number as possible. The directors in each class serve for staggered terms of three years each. The term of each class expires at the annual meeting in the years indicated below and upon the election and qualification of the directors in the class.

The following table sets forth for director: (a) his or her name and age at December 31, 2004; (b) how long he or she has been a director; (c) his or her position(s) with Seasons, other than as a director; and (d) his or her principal occupation and business experience for the past five years.

Name (Age)	Director Since	Position with Seasons and Business Experience

		Class I Directors (Term Expiring 2007)

James L. Burrell, Jr. (51)	2001	Owner of Burrell Farm (cattle farm)

Teresa L. Colditz (39)	2001	Owner of Colditz Trucking

John H. Ketner, Jr. (63)	2003	Former Chief Executive Officer of Seasons and Bank; previously President and Chief Executive Officer of Centennial Bank, Pinehurst, North Carolina

		Class II Directors (Term Expiring 2008)

Lon A. Dillard (34)	2001	President and Owner of Appalachian Water, Inc.; President and Owner of Byers Well Drilling, Inc.

David K. George (48)	2001	President of Seasons and the Bank; Senior Loan Officer of the Bank; previously Senior Vice President and Loan Officer of Bank of Hiawassee

Name (Age)	Director Since	Position with Seasons and Business Experience

Jeffrey H. Hall (46)	2001	Owner of Studio 129 (advertising company); Production Manager for Mountain Lake Publishing

T. Kenneth Kilpatrick (71)	2001	Superior Court Judge; Senior Judge

		Class III Directors (Term Expiring 2006)

F. Darrell Mann (55)	2001	Owner of Real Estate Brokerage Business

Timothy A. Nelson (53)	2001	Owner of Depot Power Center, Inc. (retail power equipment); Director of Blue Ridge Fitness Center

Robert M. Thomas, Jr. (48)	2001	Chairman of the Board of Directors of Seasons and the Bank; President and Owner of Thomas Insurance Group, Inc.

John Mark Turner (38)	2001	Owner of Mountain Eye Care (optometry practice)

COMPENSATION

Summary Compensation Table. The following table presents the total compensation Seasons paid during fiscal years 2003 and 2004 to its (former) chief executive officer and to its president. No other executive officers of Seasons earned over $100,000 in salary and bonus during fiscal year 2004.

		Annual Compensation			Long-Term Compensation
Name and Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Number of Securities Underlying Options	All Other Compensation(1) ($)

John H. Ketner, Jr., (2)	2004	$ 100,000	$0	$0	30,000
Chief Executive Officer	2003	$ 4,100 (3)

David K. George,	2004	$ 115,000	$0	$0	25,000
President	2003	$94,000	$0	$0	0

(1)
We have omitted information on “perks” and other personal benefits because the aggregate value of these items does not meet the minimum amount required for disclosure under the Securities and Exchange Commission’s regulations.

(2)	Mr. Ketner resigned his position as chief executive officer effective March 28, 2005.
(3)	Consists of salary paid to Mr. Ketner for his service as chief executive officer from December 14 to December 31, 2003 at an annualized rate of $100,000.

Option Grants in Fiscal Year 2004

There were no stock options granted to executive officers in 2004.

Options Exercised in Fiscal Year 2004

No options were exercised by our named executive officers in fiscal year 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table shows the number of shares underlying stock options held by the executive officers named in the summary compensation table. Also reported are the values for “in-the-money” options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Bank’s common stock.

			Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the- Money Options at December 31, 2004
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
John H. Ketner, Jr.	0	0	10,000	20,000	$0	$0
David K. George	0	0	7,615	15,231	$0	$0
Nita Elliott	0	0	1,000	2,000	$0	$0

Employment Agreements

David K. George — We have entered into a three-year employment agreement with David K. George regarding Mr. George’s employment as president and senior loan officer of Seasons and the Bank. Under the terms of the agreement, Mr. George receives a base salary of $132,250 per year. Also, Mr. George shall be entitled to receive annual bonus compensation in an amount equal to 10% of his base salary, as of the first fiscal month that the Bank attains pre-tax profits, and annual bonus compensation in an amount equal to 15% of his base salary, as of the time that the Bank attains cumulative profitability. The Bank will also provide Mr. George with health and life insurance, membership fees to a country club and an automobile for business and personal use.

At the end of each succeeding year of Mr. George’s agreement, the agreement will be extended for an additional day so that the unexpired term is always three years, unless either of the parties to the agreement gives notice of his or its intent not to extend the agreement. We will be obligated to pay Mr. George his base salary for six months if Mr. George becomes permanently disabled.

We will be obligated to pay Mr. George his base salary for 12 months if we terminate Mr. George’s employment without cause, or if Mr. George terminates his employment for cause.

Additionally, upon a change of control of Seasons Bancshares, Mr. George will be entitled to severance compensation in an amount equal to two times his then effective base salary if Seasons or its successor terminates his employment other than for cause. Cause for terminating employment is defined in the agreement.

The agreement also generally provides that, for a period of 12 months following the termination of Mr. George’s employment, he will not compete with the Bank in the banking business nor solicit our customers nor our employees. The non-competition and non-solicitation provisions of the agreement apply if Mr. George terminates his employment without cause or in connection with a change of control, or if we terminate his employment with or without cause.

Director Compensation

Neither Seasons nor the Bank will separately compensate its directors for their service as directors until the Bank earns a cumulative profit. Thereafter, the Bank will adopt compensatory policies for its directors that conform to applicable law.

Related Party Transactions

We anticipate that our directors, officers and their affiliates, including members of their families or businesses and other organizations with which they are associated, will have banking and other transactions in the ordinary course of business with the Bank. It will be the policy of the Bank that any loans or other transactions with those persons or entities (a) will be made in accordance with applicable law and the Bank’s lending policies, (b) will be made on substantially the same terms, including price, interest rates and collateral, as those prevailing at the time for comparable transactions with other unrelated parties of similar standing, and (c) will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to Seasons and the Bank. In addition, all future transactions with our directors, officers and their affiliates are intended to be on terms no less favorable than could be obtained from an unaffiliated third party, and must be approved by a majority of our directors, including a majority of the directors who do not have an interest in the transaction.

SUPERVISION AND REGULATION

Both Seasons and the Bank are subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of their operations. These laws generally are intended to protect depositors and not shareholders. The following discussion describes the material elements of the regulatory framework that applies to us.

Seasons Bancshares

Since we own all of the capital stock of the Bank, it is a bank holding company under the federal Bank Holding Company Act of 1956 (the “BHC Act”). As a result, we are primarily subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”). As a bank holding company located in Georgia, the Georgia Department of Banking and Finance (the “GDBF”) also regulates and monitors all significant aspects of our operations.

Acquisitions of Banks. The BHC Act requires every bank holding company to obtain the Federal Reserve’s prior approval before:

•
acquiring direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank’s voting shares;

•	acquiring all or substantially all of the assets of any bank; or

•	merging or consolidating with any other bank holding company.

        Additionally, the BHC Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or, substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve’s consideration of financial resources generally focuses on capital adequacy, which is discussed below.

Under the BHC Act, if adequately capitalized and adequately managed, we or any other bank holding company located in Georgia may purchase a bank located outside of Georgia. Conversely, an adequately capitalized and adequately managed bank holding company located outside of Georgia may purchase a bank located inside Georgia. In each case, however, restrictions may be placed on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits. Currently, Georgia law prohibits acquisitions of banks that have been chartered for less than three years. As a result, no bank holding company may acquire control of Seasons until after the third anniversary date of the Bank’s incorporation.

Change in Bank Control. Subject to various exceptions, the BHC Act and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is refutably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

•	the bank holding company has registered securities under Section 12 of the Exchange Act; or

•	no other person owns a greater percentage of that class of voting securities immediately after the transaction.

Our common stock is registered under Section 12 of the Exchange Act. The regulations also provide a procedure for challenging the rebuttable presumption of control.

Permitted Activities. A bank holding company is generally permitted under the BHC Act to engage in or acquire direct or indirect control of more than 5% of the voting shares of any company engaged in the following activities:

•	banking or managing or controlling banks; and

•	any activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

•	factoring accounts receivable;

•	making, acquiring, brokering or servicing loans and usual related activities;

•	leasing personal or real property;

•	operating a non-bank depository institution, such as a savings association;

•	trust company functions;

•	financial and investment advisory activities;

•	conducting discount securities brokerage activities;

•	underwriting and dealing in government obligations and money market instruments;

•	providing specified management consulting and counseling activities;

•	performing selected data processing services and support services;

•	acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

•	performing selected insurance underwriting activities.

Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company’s continued ownership, activity or control constitutes a serious risk to the financial safety, soundness, or stability of it or any of its bank subsidiaries.

In addition to the permissible bank holding company activities listed above, a bank holding company may qualify and elect to become a financial holding company, permitting the bank holding company to engage in activities that are financial in nature or incidental or complementary to financial activity. The BHC Act expressly lists the following activities as financial in nature:

•	lending, trust and other banking activities;

•	insuring, guaranteeing, or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent, or broker for these purposes, in any state;

•	providing financial, investment, or advisory services;

•	issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

•	underwriting, dealing in or making a market in securities;

•	other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

•	foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

•	merchant banking through securities or insurance affiliates; and

•	insurance company portfolio investments.

To qualify to become a financial holding company, the Bank and any other depository institution subsidiary of Seasons must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least “satisfactory.” Additionally, we must file an election with the Federal Reserve to become a financial holding company and must provide the Federal Reserve with 30 days’ written notice prior to engaging in a permitted financial activity. While we meet the qualification standards applicable to financial holding companies, we have not elected to become a financial holding company at this time.

Support of Subsidiary Institutions.  Under Federal Reserve policy, we are expected to act as a source of financial strength for the Bank and to commit resources to support the Bank. This support may be required at times when, without this Federal Reserve policy, we might not be inclined to provide it. In addition, any capital loans we make to the Bank will be repaid only after the Bank’s deposits and various other obligations are repaid in full. In the unlikely event of our bankruptcy, any commitment by us to a federal bank regulatory agency to maintain the capital of the Bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Seasons Bank

The Bank is subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of our operations. These laws are generally intended to protect depositors and not shareholders. The following discussion describes the material elements of the regulatory framework that applies to us.

Since the Bank is a commercial bank chartered under the laws of the State of Georgia, it is primarily subject to the supervision, examination and reporting requirements of the Federal Deposit Insurance Corporation (the “FDIC”) and the GDBF. The FDIC and the GDBF regularly examine the Bank’s operations and have the authority to approve or disapprove mergers, the establishment of branches and similar corporate actions. Both regulatory agencies have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law. Additionally, the Bank’s deposits are insured by the FDIC to the maximum extent provided by law. The Bank is also subject to numerous state and federal statutes and regulations that affect its business, activities and operations.

Branching. Under current Georgia law, the Bank may open branch offices throughout Georgia with the prior approval of the GDBF. In addition, with prior regulatory approval, the Bank may acquire branches of existing banks located in Georgia. The Bank and any other national or state-chartered bank generally may branch across state lines by merging with banks in other states if allowed by the laws of the applicable state (the foreign state). Georgia law, with limited exceptions, currently permits branching across state lines through interstate mergers.

Under the Federal Deposit Insurance Act, states may “opt-in” and allow out-of-state banks to branch into their state by establishing a new start-up branch in the state. Currently, Georgia has not opted-in to this provision. Therefore, interstate merger is the only method through which a bank located outside of Georgia may branch into Georgia. This provides a limited barrier of entry into the Georgia banking market, which protects us from an important segment of potential competition. However, because Georgia has elected not to opt-in, our ability to establish a new start-up branch in another state may be limited. Many states that have elected to opt-in have done so on a reciprocal basis, meaning that an out-of-state bank may establish a new start-up branch only if their home state has also elected to opt-in. Consequently, until Georgia changes its election, the only way we will be able to branch into states that have elected to opt-in on a reciprocal basis will be through interstate merger.

Prompt Corrective Action. The FDIC Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized financial institutions. Under this system, the federal banking regulators have established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) in which all institutions are placed. The federal banking agencies have also specified by regulation the relevant capital levels for each of the other categories. At December 31, 2004, the Bank qualified for the well-capitalized category.

Federal banking regulators are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized.

An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to various limitations. The controlling holding company’s obligation to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary’s assets at the time it became undercapitalized or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. The regulations also establish procedures for downgrading an institution to a lower capital category based on supervisory factors other than capital.

FDIC Insurance Assessments.  The FDIC has adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the “undercapitalized” category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. The FDIC also assigns an institution to one of three supervisory subgroups based on a supervisory evaluation that the institution’s primary federal regulator provides to the FDIC and information that the FDIC determines to be relevant to the institution’s financial condition and the risk posed to the deposit insurance funds. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution’s capital group and supervisory subgroup. In addition, the FDIC imposes assessments to help pay off the $780 million in annual interest payments on the $8 billion Financing Corporation bonds issued in the late 1980s as part of the government rescue of the thrift industry. This assessment rate is adjusted quarterly and is set at 1.42 cents per $100 of deposits for the second quarter of 2005.

The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve or the FDIC shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate-income neighborhoods. These facts are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on the Bank. Since our aggregate assets are not more than $250 million, under the Gramm-Leach-Bliley Act, we are generally subject to a Community Reinvestment Act examination only once every 60 months if we receive an “outstanding” rating, once every 48 months if we receive a “satisfactory” rating and as needed if our rating is “less than satisfactory.” Additionally, we must publicly disclose the terms of various Community Reinvestment Act-related agreements.

Other Regulations.  Interest and other charges collected or contracted for by the Bank are subject to state usury laws and federal laws concerning interest rates. For example, under the Soldiers’ and Sailors’ Civil Relief Act of 1940, a lender is generally prohibited from charging an annual interest rate in excess of 6% on any obligation for which the borrower is a person on active duty with the United States military.

The Bank’s loan operations are also subject to federal laws applicable to credit transactions, such as the:

•	federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•
Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Soldiers’ and Sailors’ Civil Relief Act of 1940, governing the repayment terms of, and property rights underlying, secured obligations of persons in military service; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

In addition to the federal and state laws noted above, the Georgia Fair Lending Act (“GAFLA”) imposes restrictions and procedural requirements on most mortgage loans made in Georgia, including home equity loans and lines of credit. On August 5, 2003, the Office of the Comptroller of the Currency (the “OCC”) issued a formal opinion stating that the entirety of GAFLA is preempted by federal law for national banks and their operating subsidiaries. GAFLA contains a provision that preempts GAFLA as to state banks in the event that the OCC preempts GAFLA as to national banks. Therefore, the Bank is exempt from the requirements of GAFLA.

The deposit operations of the Bank are subject to:

•
the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•
the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Capital Adequacy

Both Seaons and the Bank are required to comply with the capital adequacy standards established by the Federal Reserve (in the case of Seasons) and the FDIC (in the case of the Bank). The Federal Reserve has established a risk-based and a leverage measure of capital adequacy for bank holding companies. Since our consolidated total assets are less than $150 million, under the Federal Reserve’s capital guidelines, our capital adequacy is measured on a bank-only basis, as opposed to a consolidated basis. The Bank is also subject to risk-based and leverage capital requirements adopted by the FDIC, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. Total capital consists of two components, Tier 1 Capital and Tier 2 Capital. Tier 1 Capital generally consists of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of qualifying cumulative perpetual preferred stock, less goodwill and other specified intangible assets. Tier 1 Capital must equal at least 4% of risk-weighted assets. Tier 2 Capital generally consists of subordinated debt, other preferred stock, and a limited amount of loan loss reserves. The total amount of Tier 2 Capital is limited to 100% of Tier 1 Capital. At December 31, 2004 the Bank’s ratio of total capital to risk-weighted assets was 16.1% and our ratio of Tier 1 Capital to risk-weighted assets was 14.9%.

In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and other specified intangible assets, of 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating and implementing the Federal Reserve’s risk-based capital measure for market risk. All other bank holding companies generally are required to maintain a leverage ratio of at least 4%. At December 31, 2004, our leverage ratio was 12.0%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without reliance on intangible assets. The Federal Reserve considers the leverage ratio and other indicators of capital strength in evaluating proposals for expansion or new activities.

Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and certain other restrictions on its business. As described above, significant additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements.

Payment of Dividends

Seasons is a legal entity separate and distinct from the Bank. The principal sources of our cash flow, including cash flow to pay dividends to its shareholders, are dividends that the Bank pays to us as its sole shareholder. Statutory and regulatory limitations apply to the Bank’s payment of dividends. If, in the opinion of the federal banking regulator, the Bank were engaged in or about to engage in an unsafe or unsound practice, the federal banking regulator could require, after notice and a hearing, that it stop or refrain from engaging in the questioned practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. Under the FDIC Improvement Act of 1991, a depository institution may not pay any dividends if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

The GDBF also regulates the Bank’s dividend payments and must approve dividend payments that would exceed 50% of the Bank’s net income for the prior year. Our payment of dividends may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

At December 31, 2004, the Bank could not pay cash dividends without prior regulatory approval.

Restrictions on Transactions with Affiliates

Seasons and the Bank are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

•	a bank’s loans or extensions of credit to affiliates;

•	a bank’s investment in affiliates;

•	assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

•	loans or extensions of credit made by a bank to third parties collateralized by the securities or obligations of affiliates; and

•	a bank’s guarantee, acceptance or letter of credit issued on behalf of an affiliate.

The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank’s capital and surplus and, as to all affiliates combined, to 20% of a bank’s capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. The Bank must also comply with other provisions designed to avoid the taking of low-quality assets.

Seasons and the Bank are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

The Bank is also subject to restrictions on extensions of credit to its executive officers, directors, principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

Privacy

Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer or when the financial institution is jointly sponsoring a product or service with a nonaffiliated third party. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing to consumers.

Consumer Credit Reporting

On December 4, 2003, President Bush signed the Fair and Accurate Credit Transactions Act (the “FAIR Act”), amending the federal Fair Credit Reporting Act (the “FCRA”). These amendments to the FCRA (the “FCRA Amendments”) became effective in 2004.

The FCRA Amendments include, among other things:

•
requirements for financial institutions to develop policies and procedures to identify potential identity theft and, upon the request of a consumer, place a fraud alert in the consumer’s credit file stating that the consumer may be the victim of identity theft or other fraud;

•
for entities that furnish information to consumer reporting agencies (which would include the Bank), requirements to implement procedures and policies regarding the accuracy and integrity of the furnished information and regarding the correction of previously furnished information that is later determined to be inaccurate; and

•	a requirement for mortgage lenders to disclose credit scores to consumers.

The FCRA Amendments also prohibit a business that receives consumer information from an affiliate from using that information for marketing purposes unless the consumer is first provided a notice and an opportunity to direct the business not to use the information for such marketing purposes (the “opt-out”), subject to certain exceptions.  We do not share consumer information among our affiliated companies for marketing purposes, except as allowed under exceptions to the notice and opt-out requirements. Because no affiliate of ours is currently sharing consumer information with any of our other affiliates for marketing purposes, the limitations on sharing of information for marketing purposes do not have a significant impact on us.

Anti-Terrorism and Money Laundering Legislation

The Bank is subject to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “USA PATRIOT Act”), the Bank Secrecy Act, and rules and regulations of the Office of Foreign Assets Control (the “OFAC”). These statutes and related rules and regulations impose requirements and limitations on specified financial transactions and account relationships, intended to guard against money laundering and terrorism financing. The Bank has established a customer identification program pursuant to Section 326 of the USA PATRIOT Act and the Bank Secrecy Act, and otherwise has implemented policies and procedures to comply with the foregoing rules.

Proposed Legislation and Regulatory Action

New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of financial institutions operating or doing business in the United States. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

Effect of Governmental Monetary Policies

Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve’s monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve affect the levels of bank loans, investments and deposits through its control over the issuance of United States government securities, its regulation of the discount rate applicable to member banks and its influence over reserve requirements to which member banks are subject. We cannot predict the nature or impact of future changes in monetary and fiscal policies.

DESCRIPTION OF CAPITAL STOCK

Common Stock

Our articles of incorporation authorize our board of directors, without shareholder approval, to issue up to 10,000,000 shares of common stock, $1.00 par value. As of the date of this prospectus, Seasons had 913,834 shares of common stock issued and outstanding.

All shares of our common stock are entitled to share equally in dividends from legally available funds, when, as and if declared by our board of directors. If we were to voluntarily or involuntarily liquidate or dissolve, all shares of our common stock would be entitled to share equally in all of our remaining assets available for distribution to our shareholders. Each holder of common stock is entitled to one vote for each share on all matters submitted to the shareholders. Whenever we issue new shares of capital stock, holders of our common stock will not have any right to acquire authorized but unissued capital stock of Seasons. No cumulative voting, redemption, sinking fund or conversion rights or provisions apply to our common stock. All shares of our common stock issued in the offering as described in this prospectus will be fully paid and non-assessable.

Preferred Stock

Our articles of incorporation also authorize our board of directors, without shareholder approval, to issue up to 2,000,000 shares of preferred stock, no par value. Our board of directors may determine the terms of the preferred stock. Preferred stock may have voting rights, subject to applicable law and as determined by our board of directors. Although we have neither issued nor have any present plans to issue any preferred stock, the ownership and control of Seasons by the holders of our common stock would be diluted if we were to issue preferred stock that had voting rights.

The existence of preferred stock could impede a takeover of Seasons without the approval of our board of directors. The board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of Seasons through a proxy contest, tender offer, merger or otherwise. In addition, the issuance of shares of preferred stock with voting rights may adversely affect the rights of the holders of common stock and, in various circumstances, could decrease the market price of the common stock.

Important Provisions of our Articles of Incorporation and Bylaws

The articles of incorporation and bylaws of Seasons contain provisions which provide indemnification for directors and officers of Seasons. The articles of incorporation of Seasons also contain a provision which has the effect of eliminating the potential personal liability of directors for monetary damages in specific circumstances. Each of these provisions are discussed more fully below.

Indemnification

Seasons’ articles of incorporation and bylaws contain indemnification provisions which provide that directors and officers of Seasons (collectively, the “insiders”) will be indemnified against expenses that they actually and reasonably incur if they are successful on the merits of a claim or proceeding to which the insider was made a party because he or she was a director or officer of Seasons.

When a case or dispute is settled or otherwise not determined on its merits, the indemnification provisions provide that Seasons will indemnify insiders when they meet the applicable standard of conduct. The applicable standard of conduct is met if the insider acted in a manner he or she in good faith believed to be in or not opposed to the best interests of Seasons and, in case of a criminal action or proceeding, if the insider had no reasonable cause to believe his or her conduct was unlawful. Seasons’ board of directors, its shareholders, or independent legal counsel determines whether the insider has met the applicable standard of conduct in each specific case.

Seasons’ articles of incorporation and bylaws also provide that the indemnification rights contained in the articles of incorporation and bylaws do not exclude other indemnification rights to which an insider may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. Seasons can also provide for greater indemnification than is provided in the articles of incorporation and bylaws if it chooses to do so, subject to approval by its shareholders. Seasons may not, however, indemnify an insider for liability arising out of circumstances that would cause the insider to remain liable for his or her actions as described under “—Limitation of Liability” below.

The indemnification provisions of the bylaws specifically provide that Seasons may purchase and maintain insurance on behalf of any insider against any liability asserted against and incurred by him or her in his or her capacity as an insider, whether or not Seasons would have had the power to indemnify against the liability.

Seasons is not aware of any pending or threatened action, suit or proceeding involving any of its insiders for which indemnification from Seasons may be sought.

Limitation of Liability

Article 7 of Seasons’ articles of incorporation eliminates, with some exceptions, the potential personal liability of a director for monetary damages to Seasons and to its shareholders for breach of a duty as a director. There is no elimination of liability for the following:

•	a breach of duty involving appropriation of a business opportunity of Seasons;

•	an act or omission not in good faith or involving intentional misconduct or a knowing violation of law;

•	a transaction from which the director derives an improper material tangible personal benefit; or

•	any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code.

Article 7 does not eliminate or limit the right of Seasons or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

The Georgia Business Corporation Code allows Georgia corporations to include in their articles of incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. As a result, Seasons included Article 7 in its articles of incorporation to encourage qualified individuals to serve and remain as directors of Seasons. While Seasons has not experienced any problems in locating directors, it could experience difficulty in the future as its business activities increase and diversify. Seasons also adopted Article 7 to enhance its ability to secure liability insurance for its directors at a reasonable cost. Seasons intends to obtain liability insurance covering actions taken by its directors in their capacities as directors. The board of directors believes that Article 7 will enable Seasons to secure this insurance on terms more favorable than if it were not included in the articles of incorporation.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that sales of shares of our common stock or the availability of common stock for sale will have on the market price of our shares. The market price of our common stock could decline because of the sale of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

After this offering, assuming all of the offered shares are sold, 1,301,334 shares of common stock will be freely tradable without restriction under the Securities Act, except that any such shares held by our “affiliates” as defined in Rule 144 under the Securities Act may be sold only in compliance with the limitations described below.

All of the shares sold in this offering will be freely tradable without restriction or registration under the Securities Act of 1933, except for any shares purchased by an “affiliate” of Seasons, which will be subject to the resale limitation of Rule 144 issued under the Securities Act of 1933, as discussed below.

In general, under Rule 144, shareholders are entitled to sell within any three-month period, beginning twelve months after the acquisition of securities from the issuer or an affiliate, a number of shares that does not exceed the greater of one of the following amounts:

(1)	1% of the outstanding shares of common stock; or

(2)	the average weekly trading volume of the stock during the four calendar weeks preceding his or her sale.

Sales under Rule 144 are also subject to provisions regarding the manner of sale, notice requirements and the availability of current public information about Seasons. In addition, a person who is not an affiliate of ours during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above.

We intend to register a total of 357,231 shares of common stock issuable upon the exercise of options, reserved for future issuance under our stock option plan, or issuable upon the exercise of outstanding warrants. This registration will permit the resale in the public market of shares so registered by non-affiliates without restriction under the Securities Act.

LEGAL MATTERS

Powell Goldstein LLP, Atlanta, Georgia, has passed upon the validity of the shares of common stock offered by this prospectus.

EXPERTS

Our consolidated financial statements as of and for the years ended December 31, 2004 and 2003 included in this prospectus have been audited by Mauldin & Jenkins LLC, independent registered public accounting firm, as set forth in the reports thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon the reports of this firm given upon its authority as an expert in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We have filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of 1933 with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to Seasons and the common stock, reference is made to the Registration Statement and the exhibits to it. Copies of the Registration Statement may be examined and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain additional information regarding the operation of the public reference facility by calling the SEC at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website (http://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as Seasons, that file electronically with the SEC

SEASONS BANCSHARES, INC.
AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2004

SEASONS BANCSHARES, INC.
AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT
DECEMBER 31, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Seasons Bancshares, Inc. and Subsidiary
Blairsville, Georgia

We have audited the accompanying consolidated balance sheets of Seasons Bancshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Seasons Bancshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia
February 24, 2005

SEASONS BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2004 AND 2003

Assets	2004	2003
Cash and due from banks	$1,656,205	$1,103,325
Federal funds sold	1,094,000	7,316,000
Securities available for sale, at fair value	6,616,962	7,744,671
Restricted equity securities, at cost	75,700	-

Loans, net of unearned loan fees	42,296,073	19,569,837
Less allowance for loan losses	538,665	271,000
Loans, net	41,757,408	19,298,837

Premises and equipment	3,047,361	2,181,663
Other assets	323,210	177,945

Total assets	$54,570,846	$37,822,441

Liabilities and Stockholders' Equity

Liabilities:
Deposits:
Noninterest-bearing	$2,968,091	$1,204,313
Interest-bearing	44,811,875	29,301,392
Total deposits	47,779,966	30,505,705
Other liabilities	181,356	154,920
Total liabilities	47,961,322	30,660,625

Commitments and contingencies (Note 9)

Stockholders' equity:
Preferred stock, no par value, 2,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $1 par value, 10,000,000 shares authorized; 913,834 shares issued and outstanding	913,834	913,834
Capital surplus	8,053,558	8,053,558
Accumulated deficit	(2,304,600)	(1,798,759)
Accumulated other comprehensive loss	(53,268)	(6,817)

Total stockholders' equity	6,609,524	7,161,816

Total liabilities and stockholders' equity	$54,570,846	$37,822,441

See Notes to Consolidated Financial Statements.

SEASONS BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Interest income:
Loans, including fees	$2,331,236	$787,591
Taxable securities	177,111	93,345
Federal funds sold	21,965	94,527
Interest bearing deposits in banks	-	18,672
Total interest income	2,530,312	994,135

Interest expense:
Deposits	888,806	479,606
Other borrowings	5,249	421
Total interest expense	894,055	480,027

Net interest income	1,636,257	514,108
Provision for loan losses	302,500	271,000
Net interest income after provision for loan losses	1,333,757	243,108

Other income:
Service charges on deposit accounts	76,683	22,231
Other operating income	17,767	8,314
Total other income	94,450	30,545

Other expenses:
Salaries and employee benefits	895,499	706,779
Equipment and occupancy expenses	436,542	178,438
Other operating expenses	602,007	580,430
Total other expenses	1,934,048	1,465,647

Loss before income taxes	(505,841)	(1,191,994)

Income taxes	-	-

Net loss	$(505,841)	$(1,191,994)

Basic and diluted losses per share	$(0.55)	$(1.30)

See Notes to Consolidated Financial Statements.

SEASONS BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003

Net loss	$(505,841)	$(1,191,994)

Other comprehensive loss:

Unrealized holding losses on securities available for sale arising during period	(46,451)	(6,817)

Comprehensive loss	$(552,292)	$(1,198,811)

See Notes to Consolidated Financial Statements.

SEASONS BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) YEARS ENDED DECEMBER 31, 2004 AND 2003
					Accumulated	Total
					Other	Stockholders’
	Common Stock		Capital	Accumulated	Comprehensive	Equity
	Shares	Par Value	Surplus	Deficit	Loss	(Deficit)

Balance, December 31, 2002	1	$1	$4,012	$(606,765)	$-	$(602,752)
Net loss	-	-	-	(1,191,994)	-	(1,191,994)
Sale of common stock	913,833	913,833	8,224,497	-	-	9,138,330
Stock issue costs	-	-	(174,951)	-	-	(174,951)
Other comprehensive loss	-	-	-	-	(6,817)	(6,817)
Balance, December 31, 2003	913,834	913,834	8,053,558	(1,798,759)	(6,817)	7,161,816
Net loss	-	-	-	(505,841)	-	(505,841)
Other comprehensive loss	-	-	-	-	(46,451)	(46,451)
Balance, December 31, 2004	913,834	$913,834	$8,053,558	$(2,304,600)	$(53,268)	$6,609,524

See Notes to Consolidated Financial Statements

SEASONS BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS YEARS ENDED DECMBER 31, 2004 AND 2003

	2004	2003
OPERATING ACTIVITIES
Net loss	$(505,841)	$(1,191,994)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	138,289	13,520
Provision for loan losses	302,500	271,000
Increase in interest receivable	(129,893)	(141,584)
Increase in interest payable	17,523	72,567
Net other operating activities	(6,459)	23,984

Net cash used in operating activities	(183,881)	(952,507)

INVESTING ACTIVITIES
Purchases of securities available for sale	(1,396,271)	(10,039,859)
Proceeds from maturities of securities available for sale	2,477,529	2,288,371
Net (increase) decrease in federal funds sold	6,222,000	(7,316,000)
Purchases of restricted equity securities	(75,700)	-
Net increase in loans	(22,761,071)	(19,569,837)
Purchase of premises and equipment	(1,003,987)	(2,188,191)

Net cash used in investing activities	(16,537,500)	(36,825,516)

FINANCING ACTIVITIES
Net increase in deposits	17,274,261	30,505,705
Proceeds from sale of common stock	-	9,138,330
Stock issue costs	-	(18,806)
Proceeds from other borrowings	-	4,500
Repayment of other borrowings	-	(699,359)
Repayment of organizer advances	-	(50,000)

Net cash provided by financing activities	17,274,261	38,880,370

Net increase in cash and due from banks	552,880	1,102,347

Cash and due from banks at beginning of year	1,103,325	978

Cash and due from banks at end of year	$1,656,205	$1,103,325

SUPPLEMENTAL DISCLOSURE
Cash paid during the year for:
Interest	$876,532	$407,460

NONCASH TRANSACTIONS
Other real estate acquired in settlement of loans	$(107,190)	$-
Sales of other real estate financed by Seasons Bank	$107,190	$-

See Notes to Consolidated Financial Statements.

SEASONS BANCSHARES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Seasons Bancshares, Inc. (the “Company”) is a bank holding company whose business is conducted by its wholly-owned subsidiary, Seasons Bank (the "Bank"). The Bank is a commercial bank located in Blairsville, Union County, Georgia. The Bank provides a full range of banking services in its primary market area of Union County and the surrounding counties. The Bank commenced its banking operations on January 27, 2003. Prior to the commencement of banking operations, the Company’s activities consisted of organization activities and the sale of stock.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold and deposits are reported net.

Securities

All securities are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive loss.

The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold are included in operations on the settlement date. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in operations as realized losses.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans

 Loans are reported at their outstanding principal balances less deferred loan fees and the allowance for loan losses. Interest income is accrued on the outstanding principal balance. Nonrefundable loan fees, net of  direct loan origination costs, are deferred with the net amount recognized into interest income over the life of the loans using a method which approximates a level yield.

The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are any significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets. The range of estimated useful lives for premises and equipment are generally as follows:

Land improvements	15 years
Buildings	39 - 40 years
Furniture and equipment	3 - 7 years

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur in the near term.

Losses Per Share

Basic and diluted losses per share are computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. The weighted average number of shares outstanding for the years ended December 31, 2004 and 2003 were equal to the number of shares sold in the Company’s initial stock offering, or 913,834. There were no dilutive common stock equivalents as of December 31, 2004 and 2003. Common stock equivalents consist of stock options and stock warrants.

Stock-Based Compensation

At December 31, 2004, the Company has two stock-based compensation plans, which are described more fully in Note 7. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. The Company has elected to continue with the accounting methodology of Opinion No. 25. No stock-based compensation cost is reflected in net loss, as all options and warrants granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation (Continued)

The following table illustrates the effect on net loss and losses per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123 to stock-based employee compensation.

	Years Ended December 31,
	2004	2003

Net loss, as reported	$(505,841)	$(1,191,994)
Deduct: Total stock-based employee compensation
expense determined under fair value based
method for all awards	(332,120)	-
Pro forma net loss	$(837,961)	$(1,191,994)
Losses per share:
Basic - as reported	$(0.55)	$(1.30)
Basic - pro forma	$(0.92)	$(1.30)
Diluted - as reported	$(0.55)	$(1.30)
Diluted - pro forma	$(0.92)	$(1.30)

Comprehensive Loss

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net loss. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net loss, are components of comprehensive loss.

Recent Accounting Standards

In December 2004, the FASB Statement No. 123 (revised 2004), “Share-Based Payment” (“FAS 123(R)” or the “Statement”). FAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. FAS 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. FAS 123(R) is a replacement of FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretive guidance (APB 25).

The effect of the Statement will be to require entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. FAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement.

The Company will be required to apply FAS 123(R) as of the beginning of its first interim period that begins after December 15, 2005, which will be the year ending December 31, 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Standards (Continued)

FAS 123(R) allows two methods for determining the effects of the transition: the modified prospective transition method and the modified retrospective method of transition. Under the modified prospective transition method, an entity would use the fair value based accounting method for all employee awards granted, modified, or settled after the effective date. As of the effective date, compensation cost related to the nonvested portion of awards outstanding as of that date would be based on the grant-date fair value of those awards as calculated under the original provisions of Statement No. 123; that is, an entity would not re-measure the grant-date fair value estimate of the unvested portion of awards granted prior to the effective date. An entity will have the further option to either apply the Statement to only the quarters in the period of adoption and subsequent periods, or apply the Statement to all quarters in the fiscal year of adoption. Under the modified retrospective method of transition, an entity would revise its previously issued financial statements to recognize employee compensation cost for prior periods presented in accordance with the original provisions of Statement No. 123.

The Company has not yet completed its study of the transition methods or made any decisions about how it will adopt FAS 123(R). The impact of this Statement on the Company in fiscal 2006 and beyond will depend upon various factors, among them being our future compensation strategy. The pro forma compensation costs presented in the table above and in prior filings for the Company have been calculated using a Black-Scholes option pricing model and may not be indicative of amounts which should be expected in future years. No decisions have been made as to which option-pricing model is most appropriate for the Company for future awards.

NOTE 2.	SECURITIES

The amortized cost and fair value of securities available for sale are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

December 31, 2004:
U.S. Government andagency securities	$5,003,617	$-	(43,133)	$4,960,484
Mortgage-backed securities	1,666,613	5,343	(15,478)	1,656,478
Total debt securities	$6,670,230	$5,343	(58,611)	$6,616,962

December 31, 2003:
U.S. Government and agency securities	$7,009,078	$9,671	$(12,059)	$7,006,690
Mortgage-backed securities	742,410	-	(4,429)	737,981
Total debt securities	$7,751,488	$9,671	$(16,488)	$7,744,671

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES (Continued)

The amortized cost and fair value of debt securities as of December 31, 2004 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid with or without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

	Amortized Cost	Fair Value

Less than one year	$1,004,251	$999,702
Due from one to five years	3,999,366	3,960,782
Mortgage-backed securities	1,666,613	1,656,478
	$6,670,230	$6,616,962

Securities with a carrying value of $ - and $101,844 at December 31, 2004 and 2003, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

There were no sales of securities for December 31, 2004 and 2003.

In 2003, the FASB Emerging Issues Task Force released Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The issue requires disclosure of certain information about other than temporary impairments in the market value of securities. The market value of investment securities is based on quoted market values and is significantly affected by the interest rate environment.

The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position.

	Less Then Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2004:
U.S. Government and agencies	$(43,133)	$4,960,484	$-	$-
Mortgage-backed securities	(12,051)	910,222	(3,427)	430,912
Total debt securities	$(55,184)	$5,870,706	$(3,427)	$430,912

December 31, 2003:
U.S. Government and agencies	$(12,059)	$2,486,250	$-	$-
Mortgage-backed securities	(4,429)	737,981	-	-
Total debt securities	$(16,488)	$3,224,231	$-	$-

As management has the ability to hold debt securities until maturity, or the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS

The composition of loans is summarized as follows:

	December 31,
	2004	2003

Commercial	$10,197,000	$1,373,000
Real estate - commercial	10,927,000	5,494,000
Real estate - construction	9,297,000	2,356,000
Real estate - mortgage	10,238,000	9,285,000
Consumer installment and other	1,703,532	1,108,648
	42,362,532	19,616,648
Deferred loan fees	(66,459)	(46,811)
Allowance for loan losses	(538,665)	(271,000)
Loans, net	$41,757,408	$19,298,837

Changes in the allowance for loan losses are as follows:

	December 31,
	2004	2003

Balance, beginning of year	$271,000	$-
Provision for loan losses	302,500	271,000
Loans charged off	(34,835)	(5,000)
Recoveries of loans previously charged off	-	5,000
Balance, end of year	$538,665	$271,000

The following is a summary of information pertaining to impaired and nonaccrual loans:

	December 31,
	2004	2003

Impaired loans without a valuation allowance	$22,119	$-
Impaired loans with a valuation allowance	-	-
Total impaired loans	$22,119	$-
Valuation allowance related to impaired loans	$-	$-
Total nonaccrual loans	$22,119	$-
Total loans past due ninety days or more and still accruing	$20,050	$3,000

	For the Year Ended December 31,
	2004	2003

Average investment in impaired loans	$54,416	$-
Interest income recognized on impaired loans	$-	$-
Interest income recognized on a cash basis on impaired loans	$-	$-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS (Continued)

No additional funds are committed to be advanced in connection with impaired loans.

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2004 are as follows:

Balance, beginning of year	$2,377,705
Advances	3,838,418
Repayments	(2,558,670)
Balance, end of year	$3,657,453

NOTE 4.	PREMISES AND EQUIPMENT

Premises and equipment is summarized as follows:

	December 31,
	2004	2003

Land improvements	$527,290	$192,774
Buildings	1,966,073	1,513,654
Furniture and equipment	657,113	490,558
Construction in process (estimated cost to	50,497	-
complete of $300,000)
	3,200,973	2,196,986
Accumulated depreciation	(153,612)	(15,323)
	$3,047,361	$2,181,663

Leases

The Company leases the land for its main office banking facility under a noncancelable operating lease agreement. The term of the ground lease is 30 years. The base rental amount is $3,500 per month and will increase annually based on the consumer price index. The Company is responsible for all utilities, property taxes and routine maintenance.

The Company also leases various items of equipment under noncancelable operating leases with initial lease terms of 36 months with one 24-month renewal option.

Rental expense under all operating leases amounted to $139,301 and $104,978 for the years ended December 31, 2004 and 2003, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	PREMISES AND EQUIPMENT (Continued)

Leases (Continued)

Future minimum lease payments on noncancelable operating leases are summarized as follows:

2005	$136,236
2006	73,412
2007	42,000
2008	42,000
2009	42,000
Thereafter	952,500
$1,288,148

NOTE 5.	DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 and 2003 was $20,089,000 and $11,222,749, respectively. The scheduled maturities of time deposits at December 31, 2004 are as follows:

2005	$23,932,082
2006	9,375,489
2007	2,742,190
2008	829,705
2009	69,884
$36,949,350

The Company had brokered time deposits at December 31, 2004 of $1,788,000.

At December 31, 2004 and 2003, overdraft demand deposits reclassified to loans totaled $7,946 and $1,802, respectively.

NOTE 6.	OTHER BORROWINGS

Other borrowings consist of an overnight line of credit with the Federal Home Loan Bank collateralized by qualifying real estate loans and the Company’s stock in the Federal Home Loan Bank. There were no amounts outstanding under this line of credit at December 31, 2004.

NOTE 7.	EMPLOYEE AND DIRECTOR BENEFITS

Stock Options

The Company adopted a stock option plan during 2003 which grants key employees options to purchase shares of common stock of the Company. Option prices and terms are determined by a committee appointed by the Board of Directors. The plan provides for a total of 137,075 options to purchase common shares of the Company. Other pertinent information related to the options for the years ended December 31, 2004 and 2003 is as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.	EMPLOYEE AND DIRECTOR BENEFITS (Continued)

   Stock Options (Continued)
	2004		2003
	Number	Weighted-Average Exercise Price	Number	Weighted- Average Exercise Price

Options outstanding, beginning of year	55,846	$10.00	-	$-
Granted	-	-	55,846	10.00
Exercised	-	-	-	-
Options outstanding, end of year	55,846	$10.00	55,846	$10.00

Exercisable, end of year	18,615	$10.00	-	$-

Weighted-average fair value of options granted during the year		$-		$3.61

Weighted-average remaining contractual life in years		8.5		9.5

Stock Warrants

In recognition of the efforts and financial risks undertaken by the Company’s organizers, the Company granted each organizer an opportunity to purchase a number of shares of the Company’s common stock. The warrants vest over a three year period from the date the Company first issued its common stock and are exercisable in whole or in part during the ten year period following that date, at an exercise price equal to $10 per share. The warrants are nontransferable, but shares issued pursuant to the exercise of warrants will be transferable, subject to compliance with applicable securities laws. The Company first issued its common stock on January 6, 2003. Other pertinent information related to the warrants for the years ended December 31, 2004 and 2003 is as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.	EMPLOYEE AND DIRECTOR BENEFITS (Continued)

Stock Warrants (Continued)

	2004		2003
	Number	Weighted- Average Exercise Price	Number	Weighted-Average Exercise Price

Warrants outstanding, beginning of year	220,156	$10.00	-	$-
Granted	-	-	220,156	10.00
Exercised	-	-	-	-
Warrants outstanding, end of year	220,156	$10.00	220,156	$10.00

Exercisable, end of year	73,385	$10.00	-	$-

Weighted-average fair value of warrants granted during the year		$-		$3.61

Weighted-average remaining contractual life in years		8.0		9.0

Information pertaining to options and warrants outstanding at December 31, 2004 is as follows:

	Options and Warrants Outstanding			Options and Warrants Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price

$10.00	276,002	8.25	10.00	92,000	$10.00

The fair value of each stock option and stock warrant grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years ended December 31, 2004 and 2003:

	2004	2003

Dividend yield	N/A	0%
Expected life	N/A	10 years
Expected volatility	N/A	0%
Risk-free interest rate	N/A	4.55%

Profit Sharing Plan

The Company sponsors a Simple IRA Profit Sharing Plan available to all eligible employees, subject to certain minimum age and service requirements. Contributions charged to expense were $16,680 and $ - for the years ended December 31, 2004 and 2003, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.	INCOME TAXES

Income taxes consists of the following:

	Years Ended December 31,
	2004	2003

Current	$(215,580)	$(460,312)
Deferred	21,581	8,850
Change in valuation allowance	193,999	451,462
Income taxes	$-	$-

The Company’s income tax differs from the amounts computed by applying the federal income tax statutory rates to loss before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2004	2003

Income tax (benefit) at federal statutory rate	$(171,986)	$(405,278)
State tax (benefit)	(22,509)	(46,665)
Other	496	481
Change in valuation allowance	193,999	451,462
Income taxes	$-	$-

The components of deferred income taxes are as follows:

	December 31,
	2004	2003
Deferred income tax assets:
Loan loss reserves	$126,548	$32,224
Preopening and organization expenses	94,721	139,107
Net operating loss carryforward	721,806	506,227
Securities available for sale	20,242	2,590
Deferred fees	25,079	17,664
Contributions	2,380	2,022
	990,776	699,834

Valuation allowance	(894,670)	(683,020)
	96,106	16,814

Deferred income tax liabilities:
Depreciation	96,106	16,814
	96,106	16,814

Net deferred income taxes	$-	$-

At December 31, 2004, the Company has available net operating loss carryforwards of approximately $1,921,593 for federal income tax purposes. If unused, the carryforwards will expire beginning in 2023.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.	COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Company's commitments is as follows:

	December 31,
	2004	2003

Commitments to extend credit	$5,984,000	$4,558,000
Performance letters of credit	55,000	55,000
	$6,039,000	$4,613,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deems necessary.

At December 31, 2004 and 2003, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2004 and 2003.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.	CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential and consumer loans to customers in Union County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas. Seventy-two percent of the Company's loan portfolio is secured by real estate, of which a substantial portion is secured by real estate in the Company’s market area.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the lesser of statutory capital or net assets as defined, or approximately $1,600,000.

NOTE 11.	REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2004, no dividends could be declared without regulatory approval.

The Bank is also subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2004, the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2004:
Total Capital to Risk Weighted Assets	$7,047	16.13%	$3,496	8%	$4,370	10%
Tier I Capital to Risk Weighted Assets	$6,508	14.89%	$1,748	4%	$2,622	6%
Tier I Capital to Average Assets	$6,508	12.05%	$2,161	4%	$2,701	5%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	REGULATORY MATTERS (Continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2003:
Total Capital to Risk Weighted Assets	$6,742	27.41%	$1,968	8%	$2,460	10%
Tier I Capital to Risk Weighted Assets	$6,471	26.31%	$984	4%	$1,476	6%
Tier I Capital to Average Assets	$6,471	17.35%	$1,492	4%	$1,865	5%

NOTE 12.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. FASB Statement No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments.

Cash , Due From Banks and Federal Funds Sold:  The carrying amounts of cash, due from banks, and federal funds sold approximate fair value.

Securities: Fair values for securities are based on quoted market prices. The carrying amount of equity securities with no determinable fair value approximates fair value.

Loans: For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

Deposits: The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Accrued Interest: The carrying amounts of accrued interest approximate their fair values.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Off-Balance Sheet Instruments: Fair values of the Company’s off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company’s other off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

The carrying amounts and estimated fair values of the Company’s financial instruments are as follows:

	December 31,
	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets:
Cash, due from banks,
and federal funds sold	$2,750,205	$2,750,205	$8,419,325	$8,419,325
Securities available for sale	6,616,962	6,616,962	7,744,671	7,744,671
Restricted equity securities	75,700	75,700	-	-
Loans, net	41,757,408	42,144,941	19,298,837	19,976,436
Accrued interest receivable	271,477	271,477	141,584	141,584

Financial liabilities:
Deposits	47,779,966	48,073,811	30,505,705	30,694,280
Accrued interest payable	90,090	90,090	72,567	72,567

NOTE 13.	SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31
	2004	2003

Other expenses:
Advertising, promotion and business development	$58,149	$127,710
Printing and office supplies	57,228	63,457
Data processing	129,106	63,461
Legal and professional	91,494	124,606
Telephone	33,088	36,137
Other consulting services	29,389	20,413
Visa debit and credit card fees	71,202	25,385

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	PARENT COMPANY FINANCIAL INFORMATION

 The following information presents the condensed balance sheets of Seasons Bancshares, Inc. as of December 31, 2004 and 2003 and the condensed statements of operations and cash flows for the years then ended.

CONDENSED BALANCE SHEETS
	2004	2003
Assets
Cash	$155,046	$697,357
Investment in subsidiary	6,454,478	6,464,459

Total assets	$6,609,524	$7,161,816

Stockholders’ equity	$6,609,524	$7,161,816

CONDENSED STATEMENT OF OPERATIONS

	2004	2003

Expenses, other	$42,311	$16,032

Loss before losses of subsidiary	(42,311)	(16,032)

Equity in undistributed losses of subsidiary	(463,530)	(1,175,962)

Net loss	$(505,841)	$(1,191,994)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2004	2003
OPERATING ACTIVITIES
Net loss	$(505,841)	$(1,191,994)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity in undistributed losses of subsidiary	463,530	1,175,962
Net other operating activities	-	(25,548)

Net cash used in operating activities	(42,311)	(41,580)

INVESTING ACTIVITIES
Investment in common stock of subsidiary	(500,000)	(8,250,000)
Transfer of preopening expenses to subsidiary	-	602,762
Transfer of premises, equipment and other assets to subsidiary	-	10,532

Net cash used in investing activities	(500,000)	(7,636,706)

FINANCING ACTIVITIES
Proceeds from sale of common stock	-	9,138,330
Stock offering costs	-	(18,806)
Proceeds from other borrowings	-	4,500
Repayment of other borrowings	-	(699,359)
Repayment of organizer advances	-	(50,000)

Net cash provided by financing activities	-	8,374,665

Net increase (decrease) in cash	(542,311)	696,379

Cash at beginning of year	697,357	978

Cash at end of year	$155,046	$697,357

SEASONS BANCSHARES, INC.
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
MARCH 31, 2005 AND DECEMBER 31, 2004
(Unaudited)

Assets	2005	2004

Cash and due from banks	$698,700	$1,656,205
Interest bearing deposits in banks	31,011	-
Federal funds sold	254,000	1,094,000
Securities available-for-sale, at fair value	6,475,440	6,616,962
Restricted equity securities, at cost	343,200	75,700
Loans, net of unearned loan fees	47,676,712	42,296,073
Less allowance for loan losses	594,767	538,665
Loans, net	47,081,945	41,757,408

Premises and equipment	3,224,308	3,047,361
Other assets	414,134	323,210

Total assets	$58,522,738	$54,570,846

Liabilities and Stockholder's Equity

Deposits
Noninterest-bearing	$2,929,821	$2,968,091
Interest-bearing	43,751,337	44,811,875
Total deposits	46,681,158	47,779,966
Other borrowings	5,200,000	-
Other liabilities	171,068	181,356
Total liabilities	52,052,226	47,961,322

Commitments and contingencies

Stockholder's equity
Preferred stock, no par value; 2,000,000 shares
authorized; no shares issued and outstanding	-	-
Common stock, $1 par value; 10,000,000 shares
authorized; 913,834 issued and outstanding	913,834	913,834
Capital surplus	8,053,558	8,053,558
Accumulated deficit	(2,394,353)	(2,304,600)
Accumulated other comprehensive loss	(102,527)	(53,268)
Total stockholder's equity	6,470,512	6,609,524

Total liabilities and stockholder's equity	$58,522,738	$54,570,846

See Notes to Consolidated Financial Statements.

Index

SEASONS BANCSHARES, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
THREE MONTHS ENDED MARCH 31, 2005 AND 2004
(Unaudited)

	2005	2004
Interest income
Loans	$773,751	$418,345
Taxable securities	43,755	44,018
Federal funds sold	1,952	11,344
Interest on deposits in other banks	942	-
Total interest income	820,400	473,707

Interest expense
Deposits	287,028	188,366
Other borrowings	2,952	-
Total interest expense	289,980	188,366

Net interest income	530,420	285,341
Provision for loan losses	71,000	75,500
Net interest income after
provision for loan losses	459,420	209,841

Other income
Service charges, fees and other income	32,889	13,877
Total other income	32,889	13,877

Other expenses
Salaries and employee benefits	282,418	203,683
Occupancy and equipment expenses	119,098	103,759
Other operating expenses	180,547	145,941
Total other expenses	582,063	453,383

Net loss before income taxes	(89,754)	(229,665)

Income taxes	-	-

Net loss	(89,754)	(229,665)

Other comprehensive loss :
Unrealized gains (losses) on securities
available-for-sale arising during period	(49,259)	34,888

Comprehensive loss	$(139,013)	$(194,777)

Basic and diluted losses per share	$(0.10)	$(0.25)

Cash dividends per share	$-	$-

See Notes to Consolidated Financial Statements.

Index

SEASONS BANCSHARES, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2005 AND 2004
(Unaudited)

	2005	2004
OPERATING ACTIVITIES
Net loss	$(89,754)	$(229,665)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation	44,480	28,197
Provision for loan losses	71,000	75,500
Increase in interest receivable	(38,747)	(34,762)
Increase (decrease) in interest payable	645	(8,346)
Other operating activities	(63,109)	(51,816)

Net cash used in operating activities	(75,485)	(220,892)

INVESTING ACTIVITIES
Net increase in interest-bearing deposits in banks	(31,011)	-
Net decrease in federal funds sold	840,000	6,563,000
Purchases of securities available-for-sale	-	(1,000,000)
Proceeds from maturities of securities available-for-sale	92,263	1,040,409
Net increase in loans	(5,395,537)	(7,581,820)
Net increase in restricted equity securities	(267,500)
Purchase of premises, equipment and computer software	(221,427)	(428,426)

Net cash used in investing activities	(4,983,212)	(1,406,837)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	(1,098,808)	1,453,578
Proceeds from other borrowings	5,200,000	-

Net cash provided by financing activities	4,101,192	1,453,578

Net decrease in cash and due from banks	(957,505)	(174,151)

Cash and due from banks, beginning of year	1,656,205	1,103,325

Cash and due from banks, end of period	$698,700	$929,174

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$289,335	$196,712

See Notes to Consolidated Financial Statements.

Index

SEASONS BANCSHARES, INC.
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1.	NATURE OF BUSINESS AND BASIS OF PRESENTATION

Seasons Bancshares, Inc. (the “Company”) was incorporated on October 1, 2001, to operate as a bank holding company. The Company owns 100% of the issued and outstanding capital stock of Seasons Bank (the “Bank”), a bank organized under the laws of the State of Georgia to conduct a general banking business in Blairsville, Union County, Georgia. The Bank commenced operations on January 27, 2003.

On April 15, 2004 the corporate name changed from Generations Bancshares, Inc. to Seasons Bancshares Inc.

The financial information included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of results for the interim periods.

The results of operations for the three-month period ended March 31, 2005 are not necessarily indicative of the results to be expected for the full year.

NOTE 2.	CURRENT ACCOUNTING DEVELOPMENTS

In December 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 123 (Revised 2004), Share-Based Payment (“FAS 123(R)” or the “Statement”). FAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. FAS 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. FAS 123(R) is a replacement of FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretive guidance (APB 25).

The effect of the Statement will be to require entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. FAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement.

The Company will be required to apply FAS 123(R) as of the beginning of its first interim period that begins after December 15, 2005, which will be the year ending December 31, 2006.

FAS 123(R) allows two methods for determining the effects of the transition: the modified prospective transition method and the modified retrospective method of transition. Under the modified prospective transition method, an entity would use the fair value based accounting method for all employee awards granted, modified, or settled after the effective date. As of the effective date, compensation cost related to the nonvested portion of awards outstanding as of that date would be based on the grant-date fair value of those awards as calculated under the original provisions of Statement No. 123; that is, an entity would not re-measure the grant-date fair value estimate of the unvested portion of awards granted prior to the effective date. An entity will have the further option to either apply the Statement to only the quarters in the period of adoption and subsequent periods, or apply the Statement to all quarters in the fiscal year of adoption. Under the modified retrospective method of transition, an entity would revise its previously issued financial statements to recognize employee compensation cost for prior periods presented in accordance with the original provisions of Statement No. 123.

Index

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 2.	CURRENT ACCOUNTING DEVELOPMENTS (Continued)

The Company has not yet completed its study of the transition methods or made any decisions about how it will adopt FAS 123(R). The impact of this Statement on the Company in fiscal 2006 and beyond will depend upon various factors, among them being our future compensation strategy. The pro forma compensation costs presented in the table above and in prior filings for the Company have been calculated using a Black-Scholes option pricing model and may not be indicative of amounts which should be expected in future years. No decisions have been made as to which option-pricing model is most appropriate for the Company for future awards.

NOTE 3.	STOCK COMPENSATION PLANS

At March 31, 2005, the Company has two stock-based compensation plans. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based compensation cost is reflected in net loss, as all options and warrants granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net loss and losses per share if the Company had applied the fair value recognition provisions of SFAS Statement No. 123, Accounting for Stock-Based Compensation, to stock-based compensation.

	Three Months Ended March 31,
	2005	2004

Net loss, as reported	$(89,754)	(229,665)
Deduct: Total stock-based compensation expense determined under fair value based method for all awards	(296,022)	(296,022)
Pro forma net loss	$(385,776)	(525,687)
Losses per share:
Basic and diluted - as reported	$(.10)	(0.25)
Basic and diluted - pro forma	$(.42)	(0.58)

NOTE 4.	LOSSES PER SHARE

Basic losses per share are computed by dividing net loss by the weighted average number of shares of common stock outstanding. Diluted losses per share are computed by dividing net loss by the sum of the weighted average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options and stock warrants. The effect of potential common shares does not have a dilutive effect on losses per share. Weighted average shares outstanding as of March 31, 2005 and 2004 was 913,834, or the number of shares issued in the Company’s initial public stock offering.

APPENDIX A

Subscription Rights Exercise Form
for
Existing Shareholders

Seasons Bancshares, Inc.
336 Blue Ridge Street
Blairsville, GA 30514
Attn: Nita Elliott

Ladies and Gentlemen:

I hereby subscribe to purchase the number of shares of common stock of Seasons Bancshares, Inc. (the “Company”) indicated below. I acknowledge that I am eligible to purchase up to .424 shares for every one share of common stock of the Company that I owned as of _______, 2005, and such additional shares that may remain available after completion of the subscription rights period.

I have received a copy of the Company’s prospectus, dated ___________, 2005. I understand that my purchase of the Company’s common stock involves significant risk, as described under “Risk Factors” in the prospectus. I also understand that no federal or state agency has made any finding or determination regarding the fairness of the Company’s offering of common stock, the accuracy or adequacy of the prospectus, or any recommendation or endorsement concerning an investment in the common stock.

Enclosed is a check in the amount of $12.00 multiplied by the number of shares I wish to purchase shares of the Company. My check is made payable to “Seasons Bancshares, Inc.”

I acknowledge that when the Company receives my subscription and my check, this subscription agreement will become final and binding on me and I will be unable to revoke it.

Subscription Rights.

I am entitled to purchase .424 shares for every one share of common stock of the Company that I owned as of _______, 2005.

multiplied by .424 equals
Number of Shares Owned		Number of Subscription Rights

I hereby exercise the number of subscription rights indicated below to purchase the same number of shares of common stock of the Company for $12.00 per share.

	multiplied by $12.00 equals	$
Number of Subscription Rights		Payment Due for Subscription Rights
Exercised / Number of Shares Purchased

Additional Subscription.

I understand that, if additional shares are available after the completion of the subscription rights period, the Company may offer additional shares to existing shareholders and new investors. If sufficient shares are available at that time, I hereby subscribe for the additional shares indicated below.

	multiplied by $12.00 equals	$
Number of Shares to Purchase		Payment Due for Add’l Subscription

A-1

Substitute W-9 & Signature.

Under the penalty of perjury, I certify that: (1) the Social Security number or Taxpayer Identification Number given below is correct; and (2) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT (2) ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

Name(s)	Signature(s)*

Area Code and Telephone No	I understand that due to the rights offering nature of this subscription, any shares subscribed for will be registered in the same form as I currently hold shares of the Company.
Certificate Number(s)

Social Security or
Federal Taxpayer Identification No.

* When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.

TO BE COMPLETED BY THE COMPANY

Subscription Rights. Accepted as of ___/___/2005, as to ______________ shares. SEASONS BANCSHARES, INC. By: _____________________________ Signature _____________________________ Print Name	Additional Subscription. Accepted as of ___/___/2005, as to ______________ shares. SEASONS BANCSHARES, INC. By: _____________________________ Signature _____________________________ Print Name

A-2

APPENDIX B

Purchase Agreement
for
New Investors

Seasons Bancshares, Inc.
336 Blue Ridge Street
Blairsville, GA 30514-6619
Attn: Nita Elliott

Ladies and Gentlemen:

I hereby subscribe to purchase the number of shares of common stock of Seasons Bancshares, Inc. (the “Company”) indicated below. I acknowledge that the Company is only offering any shares remaining after completion of the subscription rights period to its existing shareholders, and may, in its sole discretion, decide not to accept subscriptions from new investors.

I have received a copy of the Company’s prospectus, dated ___________, 2005. I understand that my purchase of the Company’s common stock involves significant risk, as described under “Risk Factors” in the prospectus. I also understand that no federal or state agency has made any finding or determination regarding the fairness of the Company’s offering of common stock, the accuracy or adequacy of the prospectus, or any recommendation or endorsement concerning an investment in the common stock.

Enclosed is a check in the amount of $12.00 multiplied by the number of the Company’s shares I wish to purchase. My check is made payable to “Seasons Bancshares, Inc.”

I acknowledge that when the Company receives my subscription and my check, this subscription agreement will become final and binding on me and I will be unable to revoke it.

I understand that, if additional shares are available after the completion of the subscription rights period, the Company may offer additional shares to new investors. If sufficient shares are available at that time, I hereby subscribe for the shares indicated below.

	multiplied by $12.00 equals	$
Number of Shares		Payment Due

B-1

Stock Certificate Registration.

Please register the shares as follows:
(Print or Type exact name(s) in which you desires the shares to be registered)

Please register the shares in the indicated form of ownership:
☐ Individual	☐ Tenants in Common	☐ Joint Tenants with Rights of Survivorship
☐ Trustee	☐ Custodian	☐ Beneficiary of IRA/Retirement Account
☐ Corporation	☐ Partnership	☐ Other ________________________

Social Security or Federal Taxpayer ID No.	Social Security or Federal Taxpayer ID No.

Residence Street Address/Route	Residence Street Address/Route

City and State Zip	City and State Zip

Area Code and Telephone Number	Area Code and Telephone Number

Subscriber #1	Subscriber #2 (if any)

Signature*	Signature*

*If a corporation, please sign in full corporate name by president or other authorized officer. When signing as officer, attorney, custodian, trustee, administrator, guardian, etc., please give your full title as such. In case of joint tenants, each person must sign.

SUBSTITUTE FORM W-9.

Under the penalties of perjury, I certify that: (1) the Social Security Number or Federal Taxpayer Identification Number given above is correct; and (2) I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or dividends, or because the Internal Revenue Services has notified me that I am no longer subject to backup withholding. Instructions: You must cross out #2 above if you have been notified by the Internal Revenue Service that you are subject to backup withholding because of under reporting interest or dividends on your tax return and if you have not received a notice from the Internal Revenue Service advising you that backup withholding due to notified payee under reporting has terminated.

Signature*	Date:	, 2005

*If a corporation, please sign in full corporate name by president or other authorized officer. When signing as officer, attorney, custodian, trustee, administrator, guardian, etc., please give your full title as such. In case of joint tenants, each person must sign.

TO BE COMPLETED BY THE COMPANY

Accepted as of ___/___/2005, as to ______________ shares. SEASONS BANCSHARES, INC. By: _____________________________ Signature _____________________________ Print Name

B-2

Prospective investors may rely only on the information contained in this prospectus. Seasons has not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States and Canada are required to inform themselves about and to observe the restrictions of that jurisdiction related to this offering and the distribution of this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers

Consistent with the applicable provisions of the laws of Georgia, Seasons’ bylaws provide that Seasons shall have the power to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in the role if the director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Seasons and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director, officer, employee or agent is proper because he or she met the applicable standard of conduct shall be made (1) by the board of directors of Seasons or a committee duly designated thereby, (2) in particular circumstances, by independent legal counsel in a written opinion or (3) by the affirmative vote of a majority of the shares entitled to vote.

In addition, Article 9 of Seasons’ articles of incorporation, subject to limited exceptions, eliminates the potential personal liability of a director for monetary damages to Seasons and to Seasons’ shareholders for breach of duty as a director. In accordance with the Georgia Business Corporation Code, there is no elimination of liability for (1) breach of duty involving appropriation of business opportunity of the Registrant, (2) an act of omission involving intentional misconduct or a knowing violation of law, (3) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code, or (4) a transaction from which the director derives an improper material tangible personal benefit. The Bylaws do not eliminate or limit the right of Seasons or its shareholders to seek injunctive of other equitable relief not involving monetary damages.

Item 25.	Other Expenses of Issuance and Distribution

Estimated expenses of the sale of Seasons’ common stock, no par value, are as follows:

Securities and Exchange Commission Registration Fee	$550
Legal Fees and Expenses	75,000
Accounting Fees and Expenses	20,000
Printing and Engraving Expenses	15,000
Mail and Distribution	5,000
Miscellaneous	14,450
Total	$130,000

Item 26.	Recent Sales of Unregistered Securities

Not applicable.

Item 27.	Exhibits

Number	Exhibit

3.1	Articles of Incorporation(1)

3.2	Bylaws(1)

4.1	Specimen Common Stock Certificate(1)

Number	Exhibit

4.2	See Exhibits 3.1, and 3.2 for provisions of the Articles of Incorporation and Bylaws defining rights of holders of the Common Stock

5.1	Opinion of Powell Goldstein LLP

10.1	Seasons Bancshares, Inc. 2001 Stock Incentive Plan (1) (2)

10.2	Form of Non-Qualified Option and form of an Incentive Stock Option(1) (2)

10.3	Employment Agreement dated as of October 11, 2001 by and among Seasons Bank, Seasons Bancshares, Inc. and David K. George(1) (2)

10.4	Employment Agreement dated as of June 3, 2002 by and among Seasons Bank, Seasons Bancshares, Inc. and David K. George (replacing the Employment Agreement at Exhibit 10.6)(2) (3)

10.5	Employment Agreement dated of November 20, 2003 by and among Seasons Bank, Seasons Bancshares, Inc. and John H. Ketner, Jr. (2) (4)

21.1	Subsidiaries of the Registrant

23.1	Consent of Mauldin & Jenkins, LLC

23.2	Consent of Powell Goldstein LLP (contained in Exhibit 5.1)
_________________________

(1)	Previously filed as an exhibit to the Registration Statement on Form SB-2 (Registration No. 333-84142), as filed with the SEC on March 12, 2002.
(2)	Indicates a compensatory plan or contract.
(3)	Previously filed as an exhibit to Amendment No. 1 to the Registration Statement on Form SB-2 (Registration No. 333-84142), as filed with the SEC on June 10, 2002.
(4)	Previously filed as an exhibit to the Annual Report on Form 10-KSB (Commission File No. 333-84142) as filed with the SEC on March 30, 2004.

Item 28.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)	Include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii)
Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)	Include any additional or changed information on the plan of distribution;

(2)
For determining liability under the Securities Act, the Registrant will treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)	To supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the amount of unsubscribed securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Blairsville, State of Georgia, on this 4th day of August, 2005.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the signature page to this Registration Statement constitutes and appoints David K. George and Nita Elliott, or either of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (as well as any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits hereto and other documents in connection herewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, or either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities stated and on the 4th day of August, 2005.

SEASONS BANCSHARES, INC.

By: /s/ David K. George
David K. George
Acting Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities stated and on the 4th day of August, 2005.

Signature	Capacity

/s/ David K. George	Director and Principal Executive Officer
David K. George
/s/ James Leon Burrell, Jr.	Director
James Leon Burrell, Jr.
/s/ Teresa L. Colditz	Director
Teresa L. Colditz
/s/ Nita Elliott	Principal Financial and Accounting Officer
Nita Elliott
/s/ Lon Allen Dillard	Director
Lon Allen Dillard
/s/ Jeffrey Hollister Hall	Director
Jeffrey Hollister Hall
/s/ Frederick D. Mann	Director
Frederick D. Mann
/s/ John H. Ketner, Jr.	Director
John H. Ketner, Jr.
Director
T. Kenneth Kilpatrick
/s/ Timothy A. Nelson	Vice Chairman of the Board
Timothy A. Nelson
/s/ Robert M. Thomas, Jr.	Chairman of the Board
Robert M. Thomas, Jr.
/s/ John Mark Turner	Director
John Mark Turner

INDEX TO EXHIBITS

Number	Exhibit

3.1	Articles of Incorporation(1)

3.2	Bylaws(1)

4.1	Specimen Common Stock Certificate(1)

4.2	See Exhibits 3.1, and 3.2 for provisions of the Articles of Incorporation and Bylaws defining rights of holders of the Common Stock

5.1	Opinion of Powell Goldstein LLP

10.1	Seasons Bancshares, Inc. 2001 Stock Incentive Plan (1) (2)

10.2	Form of Non-Qualified Option and form of an Incentive Stock Option(1) (2)

10.3	Employment Agreement dated as of October 11, 2001 by and among Seasons Bank, Seasons Bancshares, Inc. and David K. George(1) (2)

10.4	Employment Agreement dated as of June 3, 2002 by and among Seasons Bank, Seasons Bancshares, Inc. and David K. George (replacing the Employment Agreement at Exhibit 10.6)(2) (3)

10.5	Employment Agreement dated of November 20, 2003 by and among Seasons Bank, Seasons Bancshares, Inc. and John H. Ketner, Jr. (2) (4)

21.1	Subsidiaries of the Registrant

23.1	Consent of Mauldin & Jenkins, LLC

23.2	Consent of Powell Goldstein LLP (contained in Exhibit 5.1)
_________________________
(1)	Previously filed as an exhibit to the Registration Statement on Form SB-2 (Registration No. 333-84142), as filed with the SEC on March 12, 2002.
(2)	Indicates a compensatory plan or contract.
(3)	Previously filed as an exhibit to Amendment No. 1 to the Registration Statement on Form SB-2 (Registration No. 333-84142), as filed with the SEC on June 10, 2002.
(4)	Previously filed as an exhibit to the Annual Report on Form 10-KSB (Commission File No. 333-84142) as filed with the SEC on March 30, 2004.